     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 7, 2000


                                                      REGISTRATION NO. 333-33812

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                              FREEI NETWORKS, INC.
                        (Name of issuer in its charter)
                           --------------------------

      WASHINGTON                                      7370                                      91-1930473
    (State or Other                             (Primary Standard                            (I.R.S. Employer
    Jurisdiction of                                Industrial                             Identification Number)
   Incorporation or                            Classification Code
     Organization)                                   Number)

                           --------------------------

                       2505 S. 320(TH) STREET, SUITE 200
                         FEDERAL WAY, WASHINGTON 98003
                                 (253) 796-6500
(Address and telephone number of principal executive offices and principal place of business)
                         ------------------------------

                               ROBERT MCCAUSLAND
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       2505 S. 320(TH) STREET, SUITE 200
                         FEDERAL WAY, WASHINGTON 98003
                                 (253) 796-6500
           (Name, address and telephone number of agent for service)
                         ------------------------------

                  COPIES OF ALL COMMUNICATIONS TO BE SENT TO:

         MICHAEL J. ERICKSON, ESQ.                       CARY K. HYDEN, ESQ.
           LAURA A. BERTIN, ESQ.                        JONN R. BEESON, ESQ.
         MARK F. WORTHINGTON, ESQ.                        LATHAM & WATKINS
          SUMMIT LAW GROUP, PLLC                        650 TOWN CENTER DRIVE
   1505 WESTLAKE AVENUE NORTH, SUITE 300                   TWENTIETH FLOOR
         SEATTLE, WASHINGTON 98109                  COSTA MESA, CALIFORNIA 92626
              (206) 281-9881                               (714) 540-1235

                           --------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED APRIL 7, 2000

PROSPECTUS

                                        SHARES

                                     [LOGO]

                              FREEI NETWORKS, INC.

                                  COMMON STOCK

This is an initial public offering of our common stock. We are selling all of
the       shares offered under this prospectus.

There is currently no public market for the shares. We will apply to have our common stock listed for quotation on the Nasdaq National Market under the symbol "FREI."

SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                         PER SHARE                   TOTAL
                                                  ------------------------  ------------------------
Public offering price...........................             $                         $
Underwriting discounts and commissions..........             $                         $
Proceeds, before expenses, to us................             $                         $

                            ------------------------

The underwriters may purchase up to an additional       shares from us at the
initial public offering price less the underwriting discount to cover over-allotments.

The underwriters are severally underwriting the shares being offered. The underwriters expect to deliver the shares against payment in New York, New York
on       , 2000.

                            ------------------------

BEAR, STEARNS & CO. INC.
              BANC OF AMERICA SECURITIES LLC
                            DAIN RAUSCHER WESSELS
                                           WARBURG DILLON READ LLC
                                                         PACIFIC CREST

                  The date of this prospectus is       , 2000.

Inside Front Cover:

Four maps of the United States reflecting service availability, current POPs and future POPs.

Text:

Freei internet.com - Logo
U.S. Market Coverage
Freeinternet.com offers dial up access in over 1,300 cities in North America. Each city designated with a red dot below has free internet service available. The green stars are our current freei owned POPs.
The yellow starts designate our projected year 2000 POPs.
These cities and others offer dial up access via a local phone number.

Inside gatefold:

Samples of promotion material for Subway private label program

Text:

FreeInternet.com Private Label Program and Co-Branded Service

Picture of Home Page

Text:

FreeInternet.com Home Page

Picture of the Company's "Baby Bob"

Text:

FreeInternet.com Logo

"I was made for this job!"
Read my lips!
Totally free internet service.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS REGARDLESS OF THE TIME OF DELIVERY OF THE PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK.
                            ------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
Prospectus Summary....................      1
Risk Factors..........................      5
Forward-Looking Statements............     19
Use of Proceeds.......................     19
Dividend Policy.......................     19
Capitalization........................     20
Dilution..............................     21
Selected Financial Data...............     22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     23

                                          PAGE
                                        --------

Business..............................     30
Management............................     41
Related-Party Transactions............     48
Principal Shareholders................     50
Description of Capital Stock..........     51
Shares Eligible for Future Sale.......     54
Underwriting..........................     57
Legal Matters.........................     59
Experts...............................     59
Where to Find Additional Documents....     59
Index to Financial Statements.........    F-1

                            ------------------------

    THROUGH AND INCLUDING             , 2000 (THE 25(TH) DAY AFTER THE DATE OF
THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS INFORMATION THAT WE PRESENT MORE FULLY ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE SECTION TITLED "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND THE NOTES RELATING TO THOSE STATEMENTS. AS REFERRED TO IN THIS PROSPECTUS, THE TERMS "WE," "US," "OUR," "FREEINTERNET.COM" AND SIMILAR TERMS REFER TO FREEI
NETWORKS, INC.

OUR BUSINESS

    Freeinternet.com is a leading provider of free internet access to consumers and also offers private label and co-branded free internet access solutions to businesses and affinity groups, both domestically and internationally. We provide access to the internet that is free, anonymous and reliable. We help maximize the effectiveness of the online marketing efforts of our advertisers and sponsors by enabling them to target specific demographic segments of our large consumer audience on both a local and national basis. Since the launch of our service in December 1998, the number of our registered users has grown to approximately 2.2 million as of March 26, 2000. During the 30 days prior to March 26, 2000, approximately 1.1 million of these registered users accessed our service and over 1.3 billion advertising impressions were delivered to our active users in the United States.

    Our free internet access service is designed to be reliable, easy to use and fun. We offer a content-rich website featuring a wide selection of channels, such as business, entertainment and health; customizable homepages with pre-selected user preferences and localized information; a fully enabled e-commerce site; and comprehensive customer service and technical support. We were ranked as the overall number one free internet service provider, or ISP, by PC WORLD MAGAZINE in its April 2000 edition.


    Our private label and co-branding programs offer our strategic partners a wide range of turnkey internet solutions. Through these solutions, our partners have the ability to offer free internet services to their customers, increasing their website traffic, building brand loyalty and expanding their revenue streams. We anticipate that these programs will allow us to rapidly increase the number of consumers to whom our advertising offerings are delivered and expand our revenue-sharing opportunities. We have entered into private label agreements with companies such as AT&T Corp. and InfoSpace.com, Inc., and anticipate launching these services in the near future. We have also recently entered into a co-branding arrangement to provide free internet access to the customers of Subway Restaurants. Moreover, in December 1999, our free service was launched in Singapore, and we are currently in discussions to initiate service in several other countries.


    When users register for our service, they anonymously provide selected demographic information, which allows advertisers and sponsors to customize their marketing to specific online audiences. Our advertisers and sponsors are able to reach their target audience through a variety of advertising options. Our iSee Window(SM), a small advertising and navigational banner displayed on the user's computer screen while online, provides our advertisers with a continuous medium to reach our large user base. In addition, we offer sponsorship and advertisements in content-specific channels, targeted emails and placement within our online shopping channel, the FreeiMall. Since we do not require a user's name, street address or phone number, registered users enjoy complete anonymity. We also voluntarily adhere to the same decency standards followed by the radio and television industries.

    We believe a key competitive advantage is our national telecommunications infrastructure. Unlike most other free ISPs, we maintain our own "points of presence," or POPs, in major markets. POPs are telecommunications facilities located in a particular market which allow users to access the internet through a local telephone call. We established our first POP in December 1998 and currently maintain 25 POPs in major markets. In addition, we supplement our POPs and help ensure service redundancy by contracting with third-party telecommunications service providers such as Cable & Wireless USA, Inc., PSINet, Inc. and Splitrock Services, Inc. We believe this approach enhances the reliability of our services and provides us with lower network costs compared to other free ISPs. Users can access our services through a local telephone call in more than 1,300 cities throughout the United States.

OUR MARKET OPPORTUNITY

    We believe we are well positioned to capitalize on the significant market opportunity to provide free internet access, online services and targeted advertising. The internet has become an increasingly significant medium for communication, information and commerce. International Data Corporation, or IDC, an industry research firm, estimates that as of 1999, there were over 80 million web users in the United States and over 106 million users outside of the United States. IDC projects that by the end of 2003, these numbers will increase to over 177 million web users in the United States and over 325 million users outside of the United States. There has also been a substantial increase in online advertising expenditures and consumer e-commerce revenues. Jupiter Communications, an industry research firm, has projected that online advertising expenditures in the United States will grow from an estimated $3.2 billion in 1999 to $11.5 billion in 2003. Furthermore, according to the GartnerGroup, an industry research firm, worldwide consumer electronic commerce revenues are expected to grow from $31.2 billion in 1999 to $380.5 billion in 2003.

OUR STRATEGY

    Our goal is to become the dominant provider of access to the internet. We intend to achieve this goal by:

    - attracting users through brand promotion and appealing marketing programs;

    - retaining users by offering reliable internet access while providing a user-friendly and fun online experience;

    - offering our advertisers and sponsors effective marketing solutions to reach their target audiences;

    - continuing to develop private label and other strategic relationships;

    - building out a reliable and cost-effective telecommunications network;

    - pursuing aggressive international expansion; and

    - capitalizing on wireless, broadband and other emerging technologies.

    We were incorporated in the State of Washington in September 1998. Our principal executive offices are located at 2505 South 320(th) Street, Suite 200, Federal Way, Washington 98003, and our telephone number is (253) 796-6500. Our World Wide Web address is www.freeinternet.com. Information on our website does not constitute a part of this prospectus.

                                  THE OFFERING

Common stock offered by us...................  shares

Common stock to be outstanding after this
  offering...................................  shares

Use of proceeds..............................  To operate and expand our network infrastructure; to promote brand awareness
                                               and other user acquisition activities; and
                                               other general corporate purposes. See "Use of
                                               Proceeds" on page 19.

Proposed Nasdaq National Market Symbol.......  FREI

    UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS REFLECTS THE NUMBER OF SHARES OUTSTANDING ON MARCH 26, 2000, ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION AND GIVES EFFECT, UPON THE CLOSING OF THIS OFFERING, TO THE CONVERSION OF ALL CURRENTLY OUTSTANDING SHARES OF OUR OUTSTANDING PREFERRED STOCK INTO SHARES OF COMMON STOCK. THE NUMBER OF SHARES OF COMMON STOCK TO BE OUTSTANDING AFTER THIS OFFERING EXCLUDES 10,421,128 SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER OUR STOCK OPTION PLAN, OF WHICH 4,749,003 SHARES ARE ISSUABLE UPON EXERCISE OF OUTSTANDING OPTIONS AS OF
MARCH 26, 2000, AND 2,000,000 SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER OUR EMPLOYEE STOCK PURCHASE PLAN.

    PLEASE SEE "CAPITALIZATION" ON PAGE 20 FOR A MORE COMPLETE DISCUSSION REGARDING THE OUTSTANDING SHARES OF COMMON STOCK, OPTIONS TO PURCHASE COMMON STOCK AND OTHER RELATED MATTERS.

                             SUMMARY FINANCIAL DATA

    The following table sets forth our summary financial data. The summary financial data as of and for the year ended December 31, 1999 have been derived from and are qualified by reference to our audited financial statements. The summary financial data for the quarterly periods ended March 31, 1999, June 30, 1999, September 30, 1999 and December 31, 1999 have been derived from our unaudited financial statements. See Note 2 to our audited financial statements for a description of how pro forma net loss per share is calculated. This table does not present all of our financial information. You should read this information together with our financial statements and the related notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                               THREE MONTHS ENDED
                                                   -------------------------------------------
                                                   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,    YEAR ENDED
                                                     1999        1999       1999        1999     DEC. 31, 1999
                                                   ---------   --------   ---------   --------   -------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues.......................................   $    17    $    91     $   213    $    662     $    983
  Gross profit (loss)............................      (359)      (705)     (2,059)     (4,586)      (7,709)
  Net loss.......................................      (737)    (1,249)     (3,739)    (13,020)     (18,745)
  Pro forma net loss per share...................   $ (0.03)   $ (0.05)    $ (0.12)   $  (0.34)    $  (0.62)
  Shares used to compute pro forma net loss per
    share........................................    24,704     26,879      32,061      38,175       30,477

    The following table presents summary balance sheet data at December 31, 1999, on a pro forma basis adjusted to reflect the conversion of shares of preferred stock then-outstanding as of December 31, 1999 into 12,729,458 shares of common stock and on a pro forma as adjusted basis to reflect the sale of shares of our common stock in this offering and the application of the estimated proceeds, less estimated expenses. See "Use of Proceeds" and "Capitalization."

                                                                     AT DECEMBER 31, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $ 20,342    $20,342      $
  Working capital...........................................    10,649     10,649
  Total assets..............................................    50,429     50,429
  Long-term obligations, net of current portion.............    20,137     20,137
  Mandatorily redeemable preferred stock....................    33,892         --
  Shareholders' equity (deficit)............................   (15,779)    18,113

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. ANY OF THE FOLLOWING RISKS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS, FINANCIAL CONDITION AND CASH FLOWS AND COULD RESULT IN A COMPLETE LOSS OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE AN EXTREMELY LIMITED OPERATING HISTORY AND OUR FREE INTERNET SERVICE PROVIDER BUSINESS MODEL IS UNPROVEN.

    We were incorporated in September 1998 and launched our internet operations in December 1998. Accordingly, we have an extremely limited operating history. An investor in our common stock must consider the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets, including the internet market. These risks and difficulties include our ability to:

    - generate revenues from sources other than user fees;

    - control our costs;

    - increase the number of registered and active users;

    - attract a large number of advertisers and strategic partners who desire to reach our users;

    - build our brand;

    - offer compelling online content, services and e-commerce opportunities;

    - respond effectively to the offerings of competitive internet service providers;

    - address the risks associated with expanding our business internationally;

    - update and enhance our technology to respond to changes in industry standards;

    - maintain a stable and scalable telecommunications network;

    - implement adequate accounting and financial systems and controls; and

    - attract, retain and motivate qualified personnel.

We also depend on the growing use of the internet for advertising, commerce and communication. Our business model assumes that users will choose to access the internet through our service and that advertisers and strategic partners will enter into relationships with us. This business model is not yet proven. We cannot assure you that our business model will be successful or that we will successfully address these risks or difficulties. If we fail to address adequately any of these risks or difficulties our business would likely suffer.

WE HAVE A HISTORY OF LOSSES AND NEGATIVE CASH FLOW AND EXPECT CONTINUED LOSSES FOR THE FORESEEABLE FUTURE.

    Since our inception, we have incurred significant losses and negative cash flow and, as of December 31, 1999, had accumulated net losses of approximately $19.0 million. We have not achieved profitability and expect to continue to incur operating losses for the foreseeable future as we fund operating and capital expenditures related to our user acquisition strategies and the build-out of our infrastructure to meet the needs of a larger user base. We cannot assure you that we will ever achieve or sustain profitability or that our operating losses will not increase in the future. Our expansion efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenues sufficiently to offset these higher expenses. Even if we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future. If we fail to do so, the market price for our common stock could suffer.

WE MAY REQUIRE ADDITIONAL FUNDING TO SUCCESSFULLY OPERATE AND GROW OUR BUSINESS.

    Although we believe that the proceeds from this offering and our cash reserves will be adequate to fund our operations for at least the next
12 months, these resources may prove to be inadequate. Consequently, we may require additional funds during this period and will likely require funds after this period. Additional financing may not be available to us on favorable terms or at all. If we raise additional funds by selling stock, the percentage ownership of our then-current shareholders will be reduced. If we cannot raise adequate funds to satisfy our capital requirements, we may have to limit our operations significantly.

SINCE WE DO NOT CHARGE OUR USERS ANY FEES FOR OUR INTERNET ACCESS OR ONLINE SERVICES, WE MUST GENERATE SUFFICIENT REVENUES FROM OTHER SOURCES TO BE ABLE TO SUPPORT OUR OPERATIONS.

    We do not charge our users any fees for our internet access and online services. As a result, our success is dependent on our ability to generate revenues from other sources, including from advertising and sponsorship fees, private label and co-branded relationships, web referrals and content placement payments. We have limited experience pricing, marketing and structuring these types of arrangements and have limited experience with respect to their performance. As such, we do not know if we are appropriately pricing, marketing or structuring our arrangements or whether we will be able to generate sufficient revenues from these sources to support our operations.

    To date, we have been substantially dependent on advertising revenues and expect to derive a significant amount of our revenues from advertising and sponsorships in the future. The internet advertising market is rapidly evolving, and we cannot predict its effectiveness as compared to traditional media advertising such as television, radio, cable and print media. As a result, demand for and market acceptance of internet advertising solutions are uncertain. Most of our current or potential advertising customers have allocated only a portion of their advertising budgets to internet advertising. The adoption of internet advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information and advertising products and services. Advertisers may find internet advertising to be less effective for promoting their products and services relative to traditional advertising media. If the market for internet advertising fails to develop or develops more slowly than we expect, our business would suffer.

IF WE FAIL TO GROW AND RETAIN OUR USER BASE, OUR ABILITY TO GENERATE REVENUES WILL BE ADVERSELY AFFECTED.

    If we are unable to grow and retain our user base, we may not be able to attract advertisers and other strategic partners, which would decrease our ability to generate revenues or implement our business strategy. We intend to increase our user base through aggressive user acquisition programs, including building the freeinternet.com brand and engaging in national and local advertising campaigns. These acquisition methods will require significant expenditures and may prove more expensive or less effective than anticipated, which could have a negative effect on our financial condition.

    Our success also depends on our ability to retain a large active user base. During the 30-day period prior to March 26, 2000, only approximately 50% of our registered users had accessed our service. Over time, we anticipate that our number of active users will decline as a percentage of our registered user base. There are a variety of reasons why users might access our services less frequently or discontinue using our service altogether, including:

    - connectivity delays or interruptions, which we have experienced in the past and could experience in the future, may cause user frustration and dissatisfaction;

    - users may decide they do not like the always-present nature of the iSee Window or the prevalence of our other advertising channels, including "pop-up" commercials;

    - our user support services may be insufficient to satisfy the needs of our users who have difficulty using our service, especially as we increasingly target first-time internet users;

    - our content may not be compelling, relevant or engaging enough to retain the interest of our users for extended periods of time;

    - users may not like having to periodically provide demographic information; or

    - dial-up internet access may become obsolete as high speed or other internet access technologies become more widely available at increasingly attractive prices.

ADVERTISERS MAY BE RELUCTANT TO DEVOTE SIGNIFICANT RESOURCES TO ADVERTISING WITH US IF THEY PERCEIVE OUR SERVICE TO BE A LIMITED OR INEFFECTIVE ADVERTISING MEDIUM.

    Our success depends on our ability to demonstrate to advertisers and sponsors that we offer a cost-effective and results-generating advertising alternative to that offered by traditional advertising channels or by our competitors. We may be unable to persuade advertisers to advertise with us for a number of reasons, including:

    - IF WE ARE UNABLE TO OFFER RELIABLE TARGETED ADVERTISING DUE TO INACCURATE OR INSUFFICIENT INFORMATION ABOUT OUR ACTIVE USERS. We believe our users have in the past and may in the future provide false information when registering for our service, which we do not corroborate. In addition, the enforcement of current laws or promulgation of future regulations governing privacy may prevent us from collecting information about our users. To the extent we are unable to gather accurate and relevant information about our users, advertisers may no longer value the targeted advertising opportunities we provide.

    - IF PROGRAMS WHICH CAN DISABLE THE ISEE WINDOW OR FAILURES IN OUR ADVERTISEMENT DELIVERY SOFTWARE BECOME PREVALENT. Various "filter" software programs have been developed, and methods of accessing our internet service have been utilized, that enable the user to blank out, or block, banner advertisements on the iSee Window, completely delete the iSee Window from their screens or disable the operation of "cookies." Cookies are a standard industry technology consisting of files stored on a user's computer that allow us to recognize the user so that we can provide targeted advertising. We believe that a meaningful number of our active users may be using one or more of these software programs and access methods. In addition, we may experience from time to time failures in our advertisement delivery systems. These techniques and failures impede our ability to deliver advertisements to a user and decrease the efficacy of our advertisement opportunities.

    - IF THE DEMAND FOR BANNER ADVERTISING DECREASES. Banner advertising, from which we currently derive a significant portion of our revenue, may not be perceived as an effective advertising method in the future. As a result, advertisers may elect not to use banner advertising, which may cause our advertising revenues to suffer.

Adoption of online direct marketing is an important part of our business model. We may need to engage in intensive marketing and sales efforts to educate advertisers regarding the uses and benefits of our products and services to generate demand for our direct marketing services. Enterprises may be reluctant or slow to adopt a new approach that may compete with their current direct market systems. In order to encourage advertisers to use our services, we may be required to increasingly offer performance-based pricing structures. If a sufficient number of users do not click on advertisements or otherwise satisfy the criteria mandated by these pricing plans, our advertising revenues would suffer.

WE ARE DEPENDENT ON PRIVATE LABEL AND CO-BRANDING AGREEMENTS AS A SOURCE OF REVENUES, AND OUR BUSINESS COULD SUFFER IF ANY OF THESE AGREEMENTS ARE TERMINATED.

    We have agreements, or are in discussions, with a number of third parties under which we provide private label and co-branded internet access. We believe that revenues generated from these agreements may constitute a significant portion of our revenues in the future. These parties could terminate their agreements with us on short notice. If any of our agreements are terminated, we cannot assure you that we will be able to replace the terminated agreement with an equally beneficial arrangement. In addition, we expect that we will not be able to renew all of our current agreements when they expire or, if we are, that we will be able to do so on acceptable terms. Some of these agreements provide that, upon termination, the users of that internet service will not remain accessible to us. We also do not know whether we will be successful in entering into additional agreements, or that any additional relationships, if entered into, will be on terms favorable to us. In addition, our agreements with these parties may be on a non-exclusive basis, and thus these parties may be, or may become, our competitors. Our receipt of revenues from these agreements may also be dependent on factors which are beyond our control, such as the quality of the products or services offered by these parties.

WE MUST ESTABLISH, MAINTAIN AND STRENGTHEN OUR BRAND IN ORDER TO ATTRACT USERS, ADVERTISERS AND STRATEGIC PARTNERS.

    If we are unsuccessful in establishing or maintaining the freeinternet.com brand, we may not be able to generate advertising and sponsorship revenues, content placement fees and private label relationships. In addition, in this very competitive market, we may also need to devote substantial resources beyond our current expectations to further develop our distinctive brand. If we incur excessive expenses in promoting our brand, our financial results could be seriously harmed.

IN ORDER TO ATTRACT AND RETAIN AN ACTIVE USER BASE, WE MUST PROVIDE CONTENT, TOOLS AND OTHER FEATURES THAT MEET THE CHANGING PREFERENCES AND NEEDS OF OUR USERS.

    We must provide online content, interactive tools and other features that satisfy the changing preferences and needs of our users. Competition for high quality and distinctive content will likely increase, and since a majority of our content is provided to us on a non-exclusive basis, we may need to develop other means of differentiating our offerings from those of our competitors. In order to continue to attract and retain our audience of users, we will not only have to expend significant funds and other resources to continue to improve our website, but we must also properly anticipate and respond to consumer preferences and demands. If we fail to expand the breadth of our offerings quickly, or these offerings fail to achieve market acceptance, our business may suffer significantly.

IF WE DO NOT MAINTAIN OUR RELATIONSHIP WITH INFOSPACE, WE MAY HAVE DIFFICULTY OBTAINING CONTENT FOR OUR WEBSITE, AND OUR ADVERTISING REVENUES AND OPERATING RESULTS MAY SUFFER.

    We currently license a majority of our online content from InfoSpace on a non-exclusive basis. If our relationship with InfoSpace were to deteriorate, we may have difficulty obtaining on a timely basis comparable content for our website. Any failure by us to continue to acquire appealing and relevant content would adversely affect our efforts to grow our active user base, which in turn would diminish our ability to attract advertisers and strategic partners and generate revenues.

OUR MARKET SHARE AND REVENUES WILL SUFFER IF WE ARE NOT ABLE TO COMPETE EFFECTIVELY FOR INTERNET USERS, ADVERTISERS AND STRATEGIC PARTNERS.

    The ISP industry is extremely competitive and highly fragmented. We currently compete or expect to compete for users, advertisers and strategic partners with a wide variety of companies, including:

    - established online service and content providers, such as America Online and The Microsoft Network;

    - independent national ISPs, such as EarthLink, Inc. and Prodigy Communications Corporation, and numerous regional and local commercial internet service providers;

    - other companies offering free internet access, such as NetZero Inc. and Juno Online Services, Inc. in the United States and Freeserve plc in Europe;

    - private label ISPs, such as 1stUp.com Corporation and Spinway;

    - national long-distance carriers, such as Sprint Corporation and MCI WorldCom, Inc.;

    - local telephone companies and regional Bell operating companies, such as GTE Corporation;

    - cable operators, online cable services and other broadband service providers, such as Excite@Home; and

    - internet portals and search engines, such as Yahoo!, Alta Vista and Lycos.

    Our current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than us. Some of these competitors may have their own telecommunications networks and thus could offer their own internet access services to subscribers at a much lower cost than we do. In addition, cable television and other broadband service providers have begun to offer their own internet access service or align themselves with competing ISPs. If broadband internet access becomes the preferred means by which users access the internet and we are unable to gain access to broadband networks on reasonable terms, our ability to compete could be harmed.

    We expect that competition for users, advertisers and strategic partners will continue to intensify for the foreseeable future. Increased competition could result in additional sales and marketing expenses and user-acquisition costs and could also result in increased user turnover and decreased advertising revenues. We may not be able to generate sufficient revenues to offset the effects of these increased costs, and we may not have the resources to continue to compete successfully. The ability of our competitors to acquire other ISPs or to enter into strategic alliances or joint ventures could also put us at a significant competitive disadvantage. We cannot assure you that we will be able to compete successfully for users, advertisers and strategic partners against current or future competitors, or that competitive pressures will not harm our business.

    Competition for advertising dollars is intense. We must compete with television, radio, cable, print media and other websites providing opportunities for online advertisements for a share of advertisers' total advertising budgets. Advertisers may be reluctant to devote a significant portion of their advertising budget to internet advertising, or to our services in particular, if they perceive the internet or our services to be a limited or ineffective advertising medium. Our inability to compete effectively for advertisers would harm our business. See "Business--Competition" on page 36 for a discussion of some of the factors that will affect our ability to successfully compete in our industry.

WE MUST ADAPT TO TECHNOLOGY TRENDS AND EVOLVING INDUSTRY STANDARDS, INCLUDING THE INCREASING AVAILABILITY OF BROADBAND TECHNOLOGIES, TO REMAIN COMPETITIVE.

    The internet market is characterized by rapid changes due to technological innovation, evolving industry standards, changes in customer needs and frequent new service and product introductions. Services and products based on emerging technologies or new industry standards expose us to the risk that our infrastructure or services will become obsolete. In particular, we are also at risk due to fundamental changes in the way that internet access may be delivered in the future. Our service is currently offered via dial-up modems which are limited to access speeds of up to 56 kbps. Through broadband technologies, subscribers can transmit and receive print, video, voice and data in digital form at significantly faster access speeds ranging from two times to over 100 times the speed of dial-up modems. Even if we seek to offer broadband service in the future, the telephone, cable and other companies that own broadband networks may prevent us from offering broadband internet access through the wire and cable networks that they own on reasonable terms or at all. If we are unable to gain access to broadband networks in a timely manner on reasonable terms, or at all, our ability to compete could be harmed.

    In order to compete successfully in the internet access industry, we will need to adapt rapidly to new technologies, continue to develop our technical expertise and enhance our existing services. Our continued development and implementation of these technological advances may require substantial time and expense, and we cannot be certain that we will succeed in adapting our internet access services to alternative access devices and conduits.

IF WE ARE UNABLE TO CONTINUE THE EXPANSION OF OUR NETWORK OF COMPANY-MAINTAINED TELECOMMUNICATIONS FACILITIES, OUR OPERATING COSTS MAY INCREASE AND OUR FINANCIAL RESULTS COULD SUFFER.

    A key element of our business strategy is to reduce operating costs through the build-out of our network of company-maintained POPs in major markets. This network build-out may be more costly than we currently anticipate. Our failure to maintain and expand our company-owned telecommunications network in a cost-efficient manner could result in higher operating costs, which could have an adverse effect on our financial results. Our POP network is composed of a complex system of routers, switches, transmission lines and other hardware used to provide internet access and other services. We currently acquire hardware components used in our POP network system from a few primary sources. In addition, we currently rely on several local telephone companies to lease to us data communications capacity via local and long-distance telecommunications lines. We also have relationships with competitive local exchange carriers. Our suppliers and telecommunications carriers also sell or lease products and services to our competitors and may be, or may become, our competitors. We cannot assure you that our suppliers and telecommunications carriers will continue to sell or lease their products and services to us at commercially reasonable prices or at all.

IF OUR TELECOMMUNICATIONS EXPENSES INCREASE AT A GREATER RATE THAN OUR REVENUES, OUR FINANCIAL CONDITION WOULD SUFFER.

    Our business could be harmed if telecommunications costs increase. We cannot assure you that our telecommunications providers will continue to provide their services on commercially acceptable price terms, or that alternative services will be available on similar terms. In addition, we run the risk of purchasing excessive amounts of telecommunications products and services based on incorrect projections regarding increased usage. In that event, we would be required to bear the costs of excess telecommunications capacity. Any increases in telecommunications costs without commensurate increases in revenues would have an adverse effect on our profitability.

IF WE ARE UNABLE TO MAINTAIN AN OPERATING TELECOMMUNICATIONS NETWORK AND PROVIDE RELIABLE ACCESS TO THE INTERNET, OUR USERS, ADVERTISERS AND STRATEGIC PARTNERS WILL BECOME DISSATISFIED AND OUR ABILITY TO GENERATE REVENUES WILL SUFFER.

    Our ability to provide a reliable and operating telecommunications network to ensure uninterrupted internet access for our users may be impeded by a number of factors, including:

    - IF WE FAIL TO OR ARE UNABLE TO SCALE OUR OPERATIONS IN A TIMELY MANNER TO MEET INCREASED DEMAND FROM OUR USER BASE. We may from time to time experience increases in our telecommunications usage from our current user base that exceed our then-available telecommunications capacity. In addition, a key element of our business strategy is to rapidly grow our user base. In connection with this growth, we will need to accurately anticipate our future telecommunications capacity needs within lead-time requirements. If we are unable to procure sufficient quantities of telecommunications products and services, either through the construction of additional POPs or the contracting for additional services with third parties, we may be unable to provide our current and future users with acceptable service levels on a timely basis and at a commercially reasonable cost to us, or at all. Excessive demand could also result in system failures of our internal server networks, which would prevent us from generating advertising revenues.

    - IF OUR THIRD-PARTY TELECOMMUNICATIONS PROVIDERS REFUSE TO OFFER US SERVICE OR DELIVER UNACCEPTABLE SERVICE QUALITY. We rely on third parties to provide telecommunications services to our users. Only a limited number of telecommunications providers offer the network services we require. There has been significant consolidation in the telecommunications industry, and there is a significant risk that further consolidation could make us reliant on an even smaller number of providers. Most of the telecommunications services we purchase are provided to us under short-term agreements that the providers can terminate or elect not to renew. If this occurs, we may not be able to replace these services at attractive prices, or at all. In addition, each of our telecommunications carriers provides network access to some of our competitors and could choose to grant those competitors preferential network access, potentially limiting our users' ability to access the internet or connect to our central computers. Furthermore, several of our telecommunications providers compete, or have announced an intention to compete, with us in the free internet market. If our telecommunications service providers were to decrease the levels of service or access provided to us, or if they were to terminate their relationships with us for competitive or other reasons, our business and financial results would suffer. Moreover, since we do not have direct control over the network reliability and quality of the service provided by our third-party telecommunications providers, we cannot assure you that we will be able to offer consistently reliable internet access for our users.

    - IF OUR SOFTWARE OR HARDWARE CONTAIN ERRORS OR DEFECTS. The software and hardware used to operate and provide our services is complex and, accordingly, may contain undetected errors or failures. We have in the past, and may in the future, encounter errors or defects in the software or hardware used to operate and provide our services, which may result in users being disconnected or unable to access our service and a loss of data. Moreover, we intend to release a new version of our software in the near future which is substantially different from our current software and significantly increases the risk of errors or defects.

    - IF WE SUFFER A COMPUTER VIRUS OR THERE IS INAPPROPRIATE USE OF OUR INTERNET SERVICE. Computer viruses or problems caused by our users or other third parties, such as excessive volumes of unsolicited bulk e-mail, or "spam," or the bombarding of our website with messages, could lead to interruptions, delays or cessation in service to our users.

    - THE OCCURRENCE OF A NATURAL DISASTER. A significant portion of our computer equipment, including critical equipment dedicated to our internet access services, is located at our facilities in Federal Way, Washington. Also, a significant portion of our facilities are housed in locations that are outside of our control. Despite precautions taken by us and our third-party network providers, a natural disaster such as a fire or earthquake, or other unanticipated problems at our facilities, or within a third-party network provider's network, could cause interruptions in the services which we provide.

    Any prolonged or repeated disruption or inaccessibility of our services would have a material adverse effect on our reputation and likely cause our users to abandon their use of our service. Because our advertising revenues are directly related to the number of advertisements we deliver to our users, system interruptions or delays would reduce the number of impressions delivered and reduce our revenues. We presently have limited redundant facilities and systems and are in the process of implementing our formal disaster recovery plan. While we have business interruption insurance to compensate for short-term financial losses, any interruption to our business could harm our ability to attract or retain users, advertisers and strategic partners.

IF WE FAIL TO ADEQUATELY UPGRADE AND SCALE OUR INFORMATION AND PROCESSING SYSTEMS, OUR ABILITY TO OPERATE OUR BUSINESS WOULD BE IMPAIRED.

    We believe that establishing sophisticated information and processing systems is vital to our growth and our ability to achieve operating efficiencies. If these systems fail or prove to be inadequate, our ability to effectively conduct our business would be impaired. Systems we have identified as being presently inadequate to meet the increased demands of our anticipated growth include our accounting and financial systems. We are in the process of replacing these systems with systems that we believe are capable of meeting our planned future needs. We cannot assure you that this transition will not cause delays or interruptions in our monitoring and billing activities. We may also be unable to implement improvements that enhance our systems or integrate new technology into our systems on a timely basis or at all, and these systems may not perform as expected. Our inability to implement solutions in a timely or cost-effective manner or to upgrade existing systems as necessary could harm our business.

OUR ABILITY TO OPERATE OUR BUSINESS COULD BE SERIOUSLY HARMED IF WE LOSE, OR FAIL TO ASSIMILATE, MEMBERS OF OUR SENIOR MANAGEMENT TEAM AND OTHER KEY EMPLOYEES.

    Most of our senior management team has joined us within the past six months. We cannot assure you that we will successfully assimilate our recently hired officers or that we can successfully locate, hire, assimilate and retain qualified key management personnel. Our business is largely dependent on the personal efforts and abilities of our senior management and other key personnel, including Robert McCausland, our president, chief executive officer and chairman of the board. Any of our officers or employees can terminate his or her employment relationship at any time. The loss of these key employees or our inability to attract or retain other qualified employees could seriously harm our business and prospects.

WE MUST HIRE ADDITIONAL PERSONNEL TO EXPAND OUR OPERATIONS AND GENERATE
REVENUES.

    Our future success depends on our ability to locate, hire, assimilate, train, retain and motivate highly skilled executive, sales and marketing, technical, business development, managerial and administrative personnel. We intend to hire a significant number of personnel during the next year, including a substantial number of sales, marketing and business development personnel, in order to expand our advertiser and strategic partner acquisition efforts and help generate revenues. Competition for qualified personnel is intense, particularly in the technology and internet markets, and we may be required to expend significant resources to hire our required personnel. If we fail to successfully attract and retain a sufficient number of qualified personnel, or integrate them with our current operations, our ability to manage and expand our business or generate advertising revenues could suffer.

WE HAVE RECENTLY EXPERIENCED AND ARE CURRENTLY EXPERIENCING RAPID GROWTH IN OUR BUSINESS, AND OUR INABILITY TO MANAGE THIS GROWTH COULD HARM OUR BUSINESS.

    Our rapid growth has placed, and is expected to continue to place, a significant strain on our managerial, technical, network, operational and financial resources. To manage our growth, we must implement additional management information systems, further develop our operational, administrative and financial systems and expand, train and manage our work force. We will also need to manage an increasing number of complex relationships with suppliers, marketing partners and other third parties. We cannot guarantee that our systems, procedures or controls will be adequate to support our current or future operations or that our management will be able to effectively manage our expansion. Our failure to do so could seriously harm our ability to deliver our services in a timely and cost-effective fashion, fulfill existing commitments and attract and retain new users, advertisers and other strategic partners.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS.

    We regard our intellectual property rights as critical to our success, and to protect our proprietary rights we rely on trademark and copyright law, trade secret protection and confidentiality and license agreements with our employees, customers and others. Despite our precautions, unauthorized third parties might copy portions of our software or reverse engineer and use information that we regard as proprietary. Any misappropriation of our proprietary information by third parties could adversely affect our business by enabling third parties to compete more effectively with us. In addition, as we expand our operations internationally, we may be unable to obtain or enforce the intellectual property rights necessary to promote our brand in these markets.

    We do not currently own any issued patents, and we cannot assure you that any future patent application will result in an issued patent, or that any future patent will not be challenged, invalidated or circumvented, or that the rights granted under any patent will provide us with a competitive advantage. Moreover, it is possible that other companies with businesses similar to ours may be issued "business model" or other patents that could prevent us from continuing to execute our business plan. The laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and our means of protecting our proprietary rights abroad may not be adequate.

OUR BRAND AND BUSINESS COULD BE ADVERSELY AFFECTED IF WE ARE NOT ABLE TO PROTECT OUR DOMAIN NAMES OR ACQUIRE OTHER RELEVANT DOMAIN NAMES.

    We have registered the domain name relating to our brand, freeinternet, as well as numerous other related web domain names, both domestically and in some international markets. We may be unable to acquire or maintain relevant domain names in the countries in which we conduct, or plan to conduct, business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon, dilute or otherwise decrease the value of our trademarks and other proprietary rights.

WE MAY INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

    We have been, are currently, and may in the future be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties. Intellectual property litigation is expensive and time-consuming and could divert our management's attention away from running our business. We cannot be certain that our technology does not infringe issued patents or other intellectual property rights of others. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our software.

WE MAY HAVE LIABILITY FOR INFORMATION LOCATED ON OUR WEBSITE OR WHICH IS ACCESSED FROM OUR WEBSITE OR AS A RESULT OF THE INAPPROPRIATE USE OF OUR INTERNET SERVICES BY THIRD PARTIES.

    The law relating to the liability of ISPs for information carried on or disseminated through their networks is unsettled. Because material may be posted to our website by third parties or downloaded by our users and subsequently distributed to others, there is a potential that claims will be made against us for negligence, defamation, copyright or trademark infringement or other theories based on the nature and content of this material. In addition, although we believe we are in compliance with the safe harbor provisions required under the Digital Millineum Copyright Act, we could also be sued for the content and services that are accessible from our website through links to other websites or through content and materials that may be posted by our users in chat rooms or bulletin boards. These types of claims have been brought, sometimes successfully, against online services in the past. Although we carry general liability insurance, our insurance may not cover claims of these types, or may not be adequate to indemnify us against this type of liability. Any imposition of liability, and in particular liability that is not covered by our insurance or is in excess of our insurance coverage, could harm our reputation and our operating results.

    In addition, the sending of "spam" through our network could result in third parties asserting claims against us. We cannot assure you that we would prevail in such claims and our failure to do so could result in large judgments against us. Our users or other parties could also potentially jeopardize the security of confidential information stored in our computer systems or our users' computer systems by inappropriate use of the internet, which could cause losses to us or our users. Internet users or third parties may also potentially expose us to liability by "identity theft," or posing as another freeinternet.com registered user.

OUR INTERNATIONAL OPERATIONS WILL INVOLVE ADDITIONAL RISKS RELATED TO GEOGRAPHIC, POLITICAL AND ECONOMIC CONDITIONS.

    As we expand internationally, our international operations will expose us to a number of risks, including the following:

    - more stringent controls over internet services in foreign countries;

    - greater difficulty in protecting intellectual property due to less stringent foreign intellectual property laws and enforcement policies;

    - our potential inability to obtain the necessary intellectual property rights to protect our brand;

    - greater difficulty in managing foreign operations due to the lack of proximity between our home office and our foreign operations;

    - increased burdens related to collecting accounts receivable;

    - ability to implement and monitor foreign accounting and financial systems;

    - unfavorable changes in regulatory practices, tariffs and other trade barriers;

    - adverse changes in tax laws;

    - the effect of fluctuating exchange rates between the U.S. dollar and foreign currencies or the imposition of foreign exchange controls; and

    - general economic and political conditions in Asian and European markets.

These risks could substantially increase the financial and managerial resources required to run our foreign operations and have a negative effect on our future international revenues.

IF WE ARE UNABLE TO SUCCESSFULLY INTEGRATE FUTURE ACQUISITIONS INTO OUR OPERATIONS, OUR BUSINESS AND FINANCIAL RESULTS MAY BE HARMED.

    We may make acquisitions or undertake other business combinations that can complement our current or planned business activities. Acquiring a business involves many risks, including:

    - disruption of our ongoing business and diversion of resources and management time;

    - unforeseen obligations or liabilities;

    - difficulty assimilating the acquired operations and personnel;

    - risks of entering markets in which we have little or no direct prior experience;

    - potential impairment of relationships with employees or users as a result of changes in management; and

    - potential dilutive issuances of equity, large and immediate write-offs, the incurrence of debt and amortization of goodwill or other intangible assets.

We cannot assure you that we will make any acquisitions or that we will be able to obtain additional financing for such acquisitions, if necessary. If any acquisitions are made, we cannot assure you that we will be able to successfully integrate the acquired business into our operations or that the acquired business will perform as expected. To date, we have not made any acquisitions of other businesses.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY AND ARE NOT RELIABLE INDICATORS OF FUTURE PERFORMANCE.

    Our quarterly operating results may fluctuate significantly because of a variety of factors, many of which are outside of our control, including:

    - overall usage levels of the internet and our services in particular;

    - demand for internet advertising and the loss of advertising;

    - seasonal trends in internet use and advertising;

    - costs relating to the expansion of our operations and the amount and timing of our capital expenditures; and

    - costs relating to technical difficulties or service interruptions.

If a large number of advertisers do not advertise in a given quarter or if advertising revenues are deferred, our revenues in that quarter could be substantially reduced. This could have a negative effect on our operating results. Our quarterly results of operations are not necessarily indicative of our operating results for any future period, and you should not rely on them as an indication of our future performance.

RISKS RELATED TO OUR INDUSTRY

IF INTERNET USAGE DOES NOT CONTINUE TO GROW, WE MAY NOT BE ABLE TO GROW OUR BUSINESS AND INCREASE OUR REVENUES.

    Widespread use of the internet is a relatively recent phenomenon. Our future success depends on continued growth in the use of the internet and the continued development of the internet as a viable commercial medium. We cannot be certain that internet usage will continue to grow at or above its historical rates or that extensive internet content will continue to be developed or accessible for free or at nominal cost to users. If internet use does not continue to grow or users do not accept our services, our ability to generate revenues will suffer.

THE LAWS RELATING TO THE INTERNET INDUSTRY ARE EVOLVING, AND INCREASED GOVERNMENTAL REGULATION OF OUR SERVICES OR OPERATIONS OR NEW CASE LAW COULD ADVERSELY AFFECT OUR ABILITY TO GENERATE REVENUE AND EXPOSE US TO LIABILITY.

    The laws relating to our business and operations are evolving and few clear legal precedents have been established. The adoption of new laws or the application of existing laws may reduce the use of the internet, affect telecommunications costs or increase the likelihood or scope of competition from regional telephone companies. These results could decrease the demand for our services or increase our cost of doing business, each of which would cause our gross margins and revenues to decline. In particular, risks with respect to the following could occur:

    - REGULATION OF INTERNET CONTENT AND RESTRICTED ACCESS COULD LIMIT OUR ABILITY TO GENERATE REVENUES AND EXPOSE US TO LIABILITY. A variety of restrictions on internet content and access, primarily as they relate to intellectual property infringement and childrens' access to the internet, have been enacted or proposed, including laws which would require ISPs to employ mechanisms to remove potentially infringing material or to supply filtering technologies to limit or block the ability of minors to access unsuitable materials on the internet. These content restrictions and the potential liability to us for materials carried on or disseminated through our service may require us to implement measures to reduce our exposure to liability. These measures may require the expenditure of substantial resources or the interruption of our service. Further, we could incur substantial costs in defending against any claims that are brought against us, and we may be required to pay large judgments or settlements or alter our business practices.

    - OUR ABILITY TO SELL TARGETED ADVERTISING MAY BE ADVERSELY AFFECTED IF NEW LAWS RELATING TO USER PRIVACY ARE ENACTED. Our ability to sell targeted advertising depends on our ability to collect and analyze personal information provided by our users. Application of existing laws or implementation of new laws relating to the collection and use of personal information on the internet may require us to change the way we conduct our business, make it cost-prohibitive to operate our business and prevent us from pursuing our business strategies, including the sale of targeted advertising.

    - OUR MARGINS AND COSTS WOULD BE ADVERSELY AFFECTED IF INTERNET ACTIVITIES BECOME SUBJECT TO TAXATION. The tax treatment of activities on or relating to the internet is currently unsettled. A number of proposals have been made at the federal, state and local levels and by foreign governments that could impose taxes on the online sale of goods and services and other internet activities. We cannot assure you that future laws imposing taxes or other regulations on commerce over the internet would not substantially impair the growth of internet commerce and, as a result, harm our margins or make it cost-prohibitive to operate our business.

    - TELECOMMUNICATIONS REGULATION COULD MAKE IT MORE EXPENSIVE FOR US TO DO BUSINESS. As an internet service provider, we are not currently directly regulated by the Federal Communications Commission or any other agency, other than regulations applicable to businesses generally. Nevertheless, internet-related regulatory policies are continuing to develop, and it is possible that we could be exposed to regulation in the future. We could be adversely affected if any regulatory change results in the application of access charges to internet service providers because this would substantially increase the cost of using the internet. Since a significant component of our operating costs is comprised of telecommunications costs, any increase in such costs would harm our gross margins. We could also be affected by any change in the ability of our users to reach our network through a dial-up telephone call without any additional charges.

SEASONAL TRENDS IN INTERNET USAGE AND ADVERTISING SALES MAY NEGATIVELY AFFECT OUR BUSINESS.

    We believe that our revenues may be subject to seasonal fluctuations because advertisers generally place fewer advertisements in the first and third quarters of each calendar year. In addition, to the extent that our advertising revenues depend on the amount of usage by our users, seasonal fluctuations in internet usage could affect our advertising revenues. Furthermore, the rate at which new users sign up for our services may be lower during certain seasons and holiday periods. Because our operating history is so limited, it is difficult for us to accurately predict these trends and plan accordingly. Since our operating expenses are based on our expectations of future revenues, it is possible that seasonal fluctuations could negatively affect our revenues and our operating results.

RISKS RELATED TO THIS OFFERING

THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR OUR COMMON STOCK.

    Before this offering, there has been no public market for our common stock. We cannot assure you that an active trading market for the shares offered by this prospectus will develop. If such a market does develop, we cannot assure you that it will continue or how liquid that market might become following this offering, nor can we assure you that purchasers in this offering will be able to resell their shares at prices equal to or greater than the initial public offering price. The initial public

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
offering price was determined through negotiations between us and the underwriters and may not be indicative of the market price for these shares following this offering. You should read the section entitled "Underwriting" beginning on page 57 for a discussion of the factors considered in determining the initial public offering price.

THE MARKET FOR OUR SHARES OF COMMON STOCK MAY EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS.

    The stock market has, from time to time, experienced extreme price and volume fluctuations. Many factors may adversely affect the market price for our common stock following this offering, including:

    - the demand for our common stock;

    - the number of market makers for our common stock;

    - investor perception of the internet, the internet industry generally and the internet service provider industry in particular;

    - the operating and market performance of our direct competitors;

    - general technology or economic trends;

    - revenues and operating results failing to meet or surpass the expectations of securities analysts or investors in any quarter; and

    - changes in securities analysts' estimates or general market conditions.

    In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we become the object of securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources and harm our business.

A SMALL NUMBER OF OUR EXISTING SHAREHOLDERS CAN EXERT CONTROL OVER US.

    After this offering, our executive officers, directors and principal shareholders holding more than 5% of our common stock will together control
approximately   % of our outstanding common stock. Accordingly, these
shareholders, if they act together, will be able to control our management and affairs and all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. As a result, purchasers of shares in this offering may not have any meaningful control over us. In addition, this concentration of ownership may have the effect of delaying or preventing a change in control of us and might adversely affect the market price of our common stock.

IT MIGHT BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US EVEN IF DOING SO WOULD BE BENEFICIAL TO OUR SHAREHOLDERS.

    Provisions of our amended articles of incorporation, bylaws and Washington law may discourage, delay or prevent a change in the control of us or a change in our management even if doing so would be beneficial to our shareholders. Our board of directors has the authority under our amended articles of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily with terms calculated to delay or prevent a change in control of our company or make removal of our management more difficult. In addition, as of the closing of this offering, our board of directors will be divided into three classes. The directors in each class will serve for three-year terms, one class being elected each year by our shareholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of our company because it generally makes it more difficult for shareholders to replace a majority of our directors.

    In addition, Chapter 19 of the Washington Business Corporation Act generally prohibits a "target corporation" from engaging in significant business transactions with a defined "acquiring person" for a period of five years after the acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. This provision may have the effect of delaying, deterring or preventing a change in control of our company. The existence of these antitakeover provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

THE SUBSTANTIAL NUMBER OF SHARES THAT WILL BE ELIGIBLE FOR SALE IN THE FUTURE MAY ADVERSELY AFFECT THE MARKET PRICE FOR OUR COMMON STOCK.

    Sales of a substantial number of shares of our common stock in the public market following this offering could adversely affect the market price for the common stock. As additional shares of our common stock become available for resale in the public market, the supply of our common stock will increase, which could decrease the price. The number of shares of common stock available for sale in the public market is limited by restrictions under the federal securities laws and under agreements which our shareholders, directors and employees have entered into with the underwriters. The following table shows the timing of when shares outstanding on March 26, 2000, assuming conversion of all currently outstanding shares of preferred stock, may be eligible for resale in the public market after this offering:

       NUMBER OF SHARES                                     DATE
       ----------------         ------------------------------------------------------------
         .....................  - Closing of this offering

39,818,458....................  - After 180 days from the date of this prospectus, subject, in some cases, to limitations under Rule 144

2,290,886.....................  - At March 7, 2001, subject, in some cases, to limitations under Rule 144

412,869.......................  - At March 31, 2001, subject, in some cases, to limitations under Rule 144

NEW INVESTORS WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

    Investors in our common stock in this offering will experience immediate and substantial dilution in the net tangible book value of their shares. At an assumed initial public offering price of $ per share, dilution to new investors will be $ per share. Additional dilution will occur upon the exercise of outstanding stock options and warrants.

                           FORWARD-LOOKING STATEMENTS

    Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology. These statements involve known and unknown risks, uncertainties and other factors, including those listed under "Risk Factors," that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                USE OF PROCEEDS

    We expect to receive approximately $  million in net proceeds from the sale
of the shares of common stock in this offering, or $      if the underwriters
exercise their over-allotment option in full, based upon an assumed initial
public offering price of $      per share and after deducting estimated
underwriting discounts and commissions and estimated offering expenses paid and payable by us.

    We expect to use the net proceeds to operate and expand our network infrastructure; to promote brand awareness and other user acquisition activities; and other general corporate purposes. Pending such uses, we intend to invest the net proceeds of this offering in investment grade, interest-bearing securities. We may use a portion of the net proceeds to acquire additional businesses, products and technologies that we believe will complement our current or future business. However, we have no specific plans, agreements or commitments to do so, and are not currently engaged in any negotiations for any such acquisition.

                                DIVIDEND POLICY

    We have never paid cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of December 31, 1999 on the following three bases:

    - on an actual basis;

    - on a pro forma basis after giving effect to the conversion of then-outstanding shares of convertible preferred stock into 12,729,458 shares of common stock upon the closing of this offering and the filing of amendments to our articles of incorporation to provide for authorized capital stock of 400,000,000 shares of common stock and 20,000,000 shares of preferred stock; and

    - on a pro forma as adjusted basis after giving effect to our receipt of the
      net proceeds from the sale of       shares of common stock at an assumed
      initial public offering price of $ per share in this offering, after deducting underwriting discounts and commissions and estimated expenses.

    The outstanding share information set forth in the table below excludes as of December 31, 1999 4,171,560 shares of common stock that are reserved for issuance upon exercise of outstanding stock options under our stock option plan at a weighted-average exercise price of $0.78 per share and 3,518,524 shares of common stock reserved for issuance upon exercise of outstanding warrants at a weighted average exercise price of $0.52 per share.

    The capitalization information set forth in the table below is qualified by and should be read in conjunction with the more detailed financial statements and related notes appearing elsewhere in this prospectus.

                                                                      DECEMBER 31, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Cash and cash equivalents...................................  $ 20,342   $ 20,342      $
                                                              ========   ========      =======

Long-term obligations, net of current portion...............  $ 20,137   $ 20,137      $
                                                              --------   --------      -------
Mandatorily redeemable convertible preferred stock, no par
  value: 10,000,000 shares authorized, 6,364,729 shares
  issued and outstanding, actual; 20,000,000 shares
  authorized, no shares issued and outstanding, pro forma
  and pro forma as adjusted.................................    33,892         --
Shareholders' equity (deficit):
  Common stock, no par value: 50,000,000 shares authorized,
    26,879,000 shares issued and outstanding, actual;
    400,000,000 shares authorized, 39,608,458 shares issued
    and outstanding, pro forma; 400,000,000 shares
    authorized,       shares issued and outstanding, pro
    forma as adjusted.......................................    11,086     44,978
Deferred compensation.......................................    (7,848)    (7,848)
Accumulated deficit.........................................   (19,017)   (19,017)
                                                              --------   --------      -------
    Total shareholders' equity (deficit)....................   (15,779)    18,113
                                                              --------   --------      -------
      Total capitalization..................................  $ 38,250   $ 38,250      $
                                                              ========   ========      =======

                                    DILUTION

    If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value, which equals total assets less intangible assets and total liabilities, by the number of outstanding shares of common stock.

    At December 31, 1999, our pro forma net tangible book value, after giving effect to the automatic conversion of all then-outstanding shares of convertible preferred stock into 12,729,458 shares of common stock upon the closing of this offering, was $18.1 million, or $0.46 per share of common stock. After giving
effect to the sale of the   shares of common stock in this offering at an
assumed initial public offering price of $ per share, less estimated underwriting discounts and commissions and estimated expenses we expect to pay in connection with this offering, our pro forma as adjusted net tangible book value at December 31, 1999 would have been $ million, or $ per share. This represents an immediate increase in the pro forma as adjusted net tangible book value of $ per share to existing shareholders and an immediate dilution of $
per share to new investors, or approximately   % of the assumed offering price
of $  per share.

    The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share.............          $
                                                                      -------
Pro forma net tangible book value per share at December 31,
  1999......................................................  $0.46
Increase per share attributable to new investors............
                                                              -----
Pro forma as adjusted net tangible book value per share
  after this offering.......................................
                                                                      -------
Dilution per share to new investors.........................          $
                                                                      =======

    The following table shows on a pro forma as adjusted basis at December 31, 1999, after giving effect to the automatic conversion of all then-outstanding shares of convertible preferred stock into shares of common stock upon the closing of this offering, the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing shareholders and by new investors purchasing common stock in this offering, before deducting underwriting discounts and commissions and estimated offering expenses, at an assumed initial public offering price of $ per share:

                                               SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE
                                             ---------------------   ----------------------     PRICE
                                               NUMBER     PERCENT      AMOUNT      PERCENT    PER SHARE
                                             ----------   --------   -----------   --------   ---------
Existing shareholders......................  39,608,458           %  $36,551,000           %    $0.92
New investors..............................                                                     $
    Total..................................                       %  $                     %

    The above computations assume no exercise of options or warrants after December 31, 1999. The number of shares outstanding at December 31, 1999 excludes 4,171,560 and 3,518,524 shares of common stock issuable upon exercise of outstanding options and warrants, respectively, having weighted-average exercise prices of $0.78 and $0.52 per share, respectively. To the extent these outstanding options or warrants are exercised, or we grant any options or warrants in the future, there will be further dilution to new investors. For a more detailed discussion of our stock plans and outstanding options and warrants to purchase common stock, see Notes 9 and 10 to our financial statements included elsewhere in this prospectus.

                            SELECTED FINANCIAL DATA

    The following statement of operations and balance sheet data should be read in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the period from July 1, 1998 (inception) through December 31, 1998 and for the fiscal year ended December 31, 1999 and the balance sheet data at December 31, 1998 and December 31, 1999 are derived from audited financial statements included elsewhere in this prospectus. Pro forma balance sheet data at December 31, 1999 gives effect to the conversion of preferred stock outstanding at December 31, 1999 into 12,729,458 shares of common stock. See Note 2 to our financial statements for a description of how pro forma net loss per share is calculated. The historical results are not necessarily indicative of the operating results to be expected in the future.

                                                        PERIOD FROM JULY 1, 1998          YEAR ENDED
                                                    (INCEPTION) TO DECEMBER 31, 1998   DECEMBER 31, 1999
                                                    --------------------------------   -----------------
                                                             (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues..........................................               $   --                    $    983
Cost of revenues..................................                   78                       8,692
                                                                 ------                    --------
Gross profit (loss)...............................                  (78)                     (7,709)
                                                                 ------                    --------
Operating expenses:
  Sales and marketing.............................                   52                       8,175
  Product development.............................                   28                         312
  General and administrative......................                  115                       1,362
  Stock-based compensation........................                   --                         876
                                                                 ------                    --------
    Total operating expenses......................                  195                      10,725
                                                                 ------                    --------
Loss from operations..............................                 (273)                    (18,434)
Interest income...................................                    1                         156
Interest expense..................................                   --                        (429)
Other expense.....................................                   --                         (38)
                                                                 ------                    --------
Net loss..........................................               $ (272)                   $(18,745)
                                                                 ======                    ========
Basic and diluted net loss per share..............               $(0.08)                   $  (2.16)
                                                                 ======                    ========
Shares used to compute basic and diluted net loss
  per share.......................................                3,279                       8,696
                                                                 ======                    ========
Pro forma net loss per share......................                                         $  (0.62)
                                                                                           ========
Shares used to compute pro forma net loss per
  share...........................................                                           30,477
                                                                                           ========

                                                                              AT DECEMBER 31, 1999
                                                            AT DECEMBER 31,   ---------------------
                                                                 1998          ACTUAL     PRO FORMA
                                                            ---------------   ---------   ---------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.................................       $333         $ 20,342     $20,342
Working capital (deficit).................................        (47)          10,649      10,649
Total assets..............................................        918           50,429      50,429
Long-term obligations, net of current portion.............        259           20,137      20,137
Mandatorily redeemable convertible preferred stock........         --           33,892          --
Shareholders' equity (deficit)............................        279          (15,779)     18,113

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    We are a leading provider of free internet access to consumers and also offer private label and co-branded free internet access solutions to businesses and affinity groups, both domestically and internationally. Our free internet access service is designed to be reliable, easy to use and fun. Our private label and co-branding programs offer our strategic partners a wide range of turnkey internet solutions. Through these solutions, our partners have the ability to offer free internet services to their customers, increasing their website traffic, building brand loyalty and expanding their revenue streams. We anticipate that these programs will allow us to rapidly increase the number of consumers to whom our advertising offerings are delivered and expand our revenue-sharing opportunities. When users register for our service, they anonymously provide selected demographic information which allows advertisers and sponsors to customize their marketing to specific online audiences. Since the launch of our service in December 1998, the number of our registered users has grown to approximately 2.2 million as of March 26, 2000. During the 30 days prior to March 26, 2000, approximately 1.1 million of these registered users accessed our service and we delivered over 1.3 billion advertising impressions to our active users in the United States.

    For the period from inception until the December 1998 launch of our service, our operating activities related primarily to the development of our proprietary software and network infrastructure. From January 1, 1999 to March 26, 2000, we:

    - expanded our network infrastructure coverage from the Seattle metropolitan area to nationwide coverage;

    - activated 24 additional POPs;

    - increased the number of employees from 17 to 242;

    - expanded our product offering to include email, chat, instant messaging and the FreeiMall;

    - launched our portal, including our content channels, the customizable MyFreei and My Neighborhood; and

    - launched our nationwide television advertising campaign, including our "Baby Bob" campaign.

    To date, our revenues have been derived principally from the sale of advertisements and sponsorship placements within our site. We sell a variety of advertising packages to clients, including banner advertisements, website sponsorships, referral arrangements, targeted advertisements and content placements. Our advertising revenues are derived principally from short-term advertising arrangements, which typically average one to three months. Advertising revenues are recognized ratably over the period in which the advertisement is displayed, if no significant company obligations remain and collection of the resulting receivable is probable. Payments received from advertisers before displaying their advertisements on our website are recorded as deferred revenues and are recognized as revenue in the period over which the advertisement is displayed. Significant obligations generally consist of guaranteed minimum numbers of impressions or click-throughs. To the extent minimum guaranteed impression and click-through levels are not met, we defer recognition of the corresponding revenues until guaranteed levels are achieved.

    In addition to advertising revenues, we derive revenues from electronic commerce. A number of recent arrangements with our electronic commerce partners provide us with a share of any sales resulting from direct links from our website. Electronic commerce revenues have not been significant to date, but are expected to increase as our existing electronic commerce arrangements grow and new arrangements are entered into. We recognize revenues from our share of the proceeds upon notification from our partners of sales attributable to our website.

    In the future, we may derive revenues from other sources, including the provision of internet access solutions under private and co-branding label arrangements and performance-based arrangements. Under private and co-branding label arrangements we expect to receive a combination of a monthly fee per user and either a share or all of the advertising revenues related to the arrangement. We will recognize revenues from monthly fees as we provide our private or co-branded label services. We will recognize advertising revenues on a basis consistent with advertising within our own site.

    Performance-based arrangements, such as "pop-up" commercials and Freei "intromercials," will be billed based on various performance criteria, such as the number of advertisements delivered. Revenues will be recognized as the related performance criteria are met.

    COST OF REVENUES. Cost of revenues consists of telecommunications costs, depreciation of our network equipment, co-location costs, personnel and related expenses of providing customer service and maintaining our network. Generally, telecommunications costs include costs for providing local telephone lines into each company-managed POP, costs associated with leased lines connecting each POP to our network operation center, costs for our connections from our network operating center to the internet, and costs associated with the lease of ports from telecommunications carriers. We intend to expand and improve our network to support our increasing user base, which will result in increased telecommunications costs and depreciation expense. Telecommunications costs are expensed as incurred. Network equipment is capitalized and depreciated over its estimated useful life.

    SALES AND MARKETING. Sales expenses consist primarily of salaries, sales commissions, travel and related expenses for our direct sales force. Marketing expenses consist primarily of advertising, public relations, salaries and trade shows. We intend to significantly increase spending on sales and marketing to increase brand awareness and our user base. Sales and marketing costs are expensed in the period incurred.

    PRODUCT DEVELOPMENT. Product development costs consist primarily of costs for salaries and benefits of software developers in connection with the development of new or improved technologies designed to enhance the performance of our service. Costs incurred in the development of core software for our website infrastructure are capitalized and are amortized over the expected useful life of the developed software. Costs incurred in the development of content for the website are expensed as incurred. We believe that a significant level of product development activity is necessary to improve and expand our services and intend to increase significantly the amount of spending to fund this activity.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of salaries, employee benefits and related expenses for our executive, finance, legal, human resources and administrative personnel, third party professional service fees and an allocation of our facilities expense. We expect general and administrative expenses to increase in the future, reflecting anticipated growth in our operations and the costs associated with being a public company.

    STOCK-BASED COMPENSATION. In 1999, we recorded total deferred stock-based compensation of $8.7 million in connection with stock options granted during 1999 at prices subsequently deemed to be below the fair market value of common stock on the date of grant. Options granted are typically subject to a four-year vesting period. We are amortizing the deferred compensation over the vesting periods of the applicable options. Amortization for the year ended December 31, 1999 was $876,000. The remaining balance of deferred compensation at December 31, 1999 to be expensed in future years is $7.8 million. We expect to record additional deferred stock-based compensation of approximately
$16 million in the quarter ending March 31, 2000 related to options granted subsequent to December 31, 1999.

    INTEREST AND OTHER INCOME (EXPENSE). Interest income consists of earnings on our cash and cash equivalents. Interest expense consists primarily of interest expense on capital equipment leases.

    INCOME TAXES. We initially elected to be taxed as an S-corporation. As a result of the March 1999 financing, our tax status automatically changed to that of a C-corporation. We have not recorded a provision for income taxes because we have incurred net losses to date.

    As of December 31, 1999, we had net operating loss carryforwards of approximately $16.3 million available to offset future taxable income. These carryforwards expire beginning in 2019. Utilization of the net operating losses may be subject to a substantial annual limitation due to the ownership change limitations contained in the Internal Revenue Code. There is sufficient uncertainty regarding the recoverability of the deferred tax assets such that a full valuation allowance has been recorded. The annual limitation may result in the expiration of the net operating loss carryforwards before utilization. See
Note 6 of the notes to our audited financial statements included elsewhere in this prospectus.

    Our historical operating results should not be relied upon as indicative of future performance. Our prospects should be considered in light of the risks, expenses and difficulties encountered by companies in the early stages of development, particularly companies in the rapidly evolving internet market. Although we have experienced revenue growth in recent periods, we anticipate that we will incur operating losses for the foreseeable future due to a high level of planned operating and capital expenditures. In particular, we expect to increase our operating expenses and capital expenditures in order to continue to expand our sales and marketing organization and network infrastructure.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth our unaudited quarterly statement of operations data for the four quarters ended December 31, 1999. In the opinion of our management, this information was prepared on substantially the same basis as our audited financial statements included in this prospectus.

    In the opinion of our management, all necessary adjustments (consisting of only normal recurring adjustments) have been included in the amounts stated below to present fairly the unaudited quarterly results. You should read this quarterly data in conjunction with our audited financial statements and accompanying notes included in this prospectus. Our operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                                                     THREE MONTHS ENDED
                                                         -------------------------------------------
                                                         MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                                           1999        1999       1999        1999
                                                         ---------   --------   ---------   --------
                                                                       (IN THOUSANDS)
Revenues...............................................    $  17     $    91     $   213    $    662
Cost of revenues.......................................      376         796       2,272       5,248
                                                           -----     -------     -------    --------
Gross profit (loss)....................................     (359)       (705)     (2,059)     (4,586)
                                                           -----     -------     -------    --------
Operating expenses:
  Sales and marketing..................................      224         277         987       6,687
  Product development..................................       24          46          96         146
  General and administrative...........................      116         148         353         745
  Stock-based compensation.............................       --          --          15         861
                                                           -----     -------     -------    --------
    Total operating expenses...........................      364         471       1,451       8,439
                                                           -----     -------     -------    --------
Loss from operations...................................     (723)     (1,176)     (3,510)    (13,025)
Interest and other income (expense), net...............      (14)        (73)       (229)          5
                                                           -----     -------     -------    --------
Net loss...............................................    $(737)    $(1,249)    $(3,739)   $(13,020)
                                                           =====     =======     =======    ========

    REVENUES. Revenues grew in each quarter presented primarily due to the increase in the sale of advertisements by our sales force.

    COST OF REVENUES. Cost of revenues increased in each quarter presented primarily due to increased spending on our network infrastructure and the hiring of additional customer support representatives to support our growing user base.

    SALES AND MARKETING. Sales and marketing expenses increased in each quarter presented. These increases were primarily due to the hiring of additional sales personnel, the payment to sales representatives of increased commissions resulting from increased sales, and additional marketing expenses. The increase in sales and marketing expenses during the fourth quarter of 1999 was due to increased spending on television advertising and other brand awareness initiatives.

    PRODUCT DEVELOPMENT. Product development costs have increased steadily in each quarter presented as result of increased personnel costs related to the continued enhancement of our client software applications and our internal systems.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased in each quarter presented. These increases were primarily due to the hiring of additional executive and administrative personnel.

    STOCK-BASED COMPENSATION. Amortization of stock-based compensation increased during the third and fourth quarters of 1999 due to the increase in the issuance of options to new employees and directors and the increase in the deemed value of the Company's common stock as compared to the exercise price of the options granted, as well as the amortization of deferred compensation on prior grants.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE PERIOD FROM INCEPTION THROUGH DECEMBER 31, 1998

    We began business operations in July 1998 and, as a result, operating results for the period from inception through December 31, 1998, include no revenues and limited cost of revenues and operating expenses. Accordingly, the results for this period are not meaningful or material in comparison to the operating results for the year ended December 31, 1999.

    REVENUES. Revenues for the year ended December 31, 1999 were $983,000 compared to no revenue for the period ended December 31, 1998. The increase was primarily attributable to sales of banner advertisements by our sales force.

    COST OF REVENUES. Cost of revenues for the year ended December 31, 1999 was $8.7 million compared to $78,000 for the period ended December 31, 1998. The increase was primarily attributable to telecommunications expenses related to the growth in our user base and depreciation related to our network infrastructure costs.

    SALES AND MARKETING. Sales and marketing expenses for the year ended December 31, 1999 were $8.2 million compared to $52,000 for the period ended December 31, 1998. The increase was primarily due to an increase in advertising and the hiring of additional direct sales force and marketing personnel.

    PRODUCT DEVELOPMENT. Product development expenses for the year ended December 31, 1999 were $312,000 compared to $28,000 for the period ended December 31, 1998. The increase was primarily due to the hiring of additional software engineers.

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    GENERAL AND ADMINISTRATIVE.  General and administrative expenses for the year ended December 31, 1999 were $1.4 million compared to $115,000 for the period ended December 31, 1998. The increase was primarily due to the hiring of additional executive and administrative personnel, increased facilities costs and an increase in professional fees.

    STOCK-BASED COMPENSATION. In the year ended December 31, 1999, we recorded total deferred compensation of $8.7 million in connection with stock option grants. We are amortizing this amount over the vesting periods of the applicable options, resulting in an expense of $876,000 for the year ended December 31, 1999.

    INTEREST AND OTHER INCOME (EXPENSE). Interest income for the year ended December 31, 1999 was $156,000 compared to $1,000 for the period ended
December 31, 1998. The increase was primarily attributable to interest earned on the $35.8 million in net proceeds from our common and preferred stock financings in 1999.

    Interest expense for the year ended December 31, 1999 was $429,000 compared to no interest expense for the year ended December 31, 1998. This increase was primarily attributable to an increase in capital equipment leases.

LIQUIDITY AND CAPITAL RESOURCES

    Since our inception, we have financed our operations primarily through the private placement of equity securities, raising approximately $36.5 million through December 31, 1999, prior to expenses. In March 2000 we raised an additional $53 million, prior to expenses, through the sale of a new series of preferred stock. At December 31, 1999, we had $20.3 million in cash and cash equivalents and $10.6 million in working capital, compared to $333,000 in cash and cash equivalents and negative working capital of $47,000 at December 31, 1998.

    Net cash used for our operating activities was $13.5 million for the year ended December 31, 1999. Net cash used for operating activities consisted primarily of net operating losses and increases in accounts receivable and prepaid expenses, which were partially offset by increases in depreciation, stock-based compensation, accounts payable and accrued liabilities. For the period ended December 31, 1998, no cash was used in or provided by operating activities.

    Net cash used for our investing activities was $66,000 and $2.3 million for the periods ended December 31, 1998 and 1999, respectively. Net cash used for investing activities in 1998 and 1999 consisted primarily of capital expenditures for network and computer equipment, purchased software, office equipment and leasehold improvements. As our operations expand, we anticipate that our planned purchases of capital equipment will require significant additional expenditures over the next 12 months.

    Net cash provided by our financing activities was $399,000 and $35.8 million for the periods ended December 31, 1998 and 1999, respectively. Net cash provided by financing activities in 1999 was principally attributable to the private sale of convertible preferred stock, which was partially offset by principal payments made on capital leases.

    As of December 31, 1999, our principal commitments consisted of office and equipment leases. Future minimum cash payments under these non-cancelable commitments are $48.1 million through the year 2003. In addition, we have a commitment to MP3.com to spend up to $4.0 million in online advertising, marketing and promotions before December 31, 2000.

    We expect to continue to incur significant capital expenditures and operating expenses in the future, including improvements to our network infrastructure and other computer and telecommunications equipment, enhancement and expansion of our services, and increases in our sales and marketing activities. Our actual capital expenditures and operating expenses will depend on the

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growth rate of our user base, which is difficult to predict and which could change dramatically over time. We believe that our existing cash and cash equivalents and the net proceeds from this offering will be sufficient to fund our operating activities, capital expenditures and other obligations through at least the next 12 months and do not currently anticipate the need to raise additional capital within that period of time. If we do seek to raise additional capital, we cannot assure you that additional financing will be available on acceptable terms, if at all.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date of SFAS
No. 133. SFAS No. 133 is effective for our fiscal year ending December 31, 2001. We do not use derivative instruments, and therefore do not expect that the adoption of this statement will have any effect on our results of operations, financial position or cash flows.

    In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." This pronouncement summarizes certain of the SEC staff's views on applying generally accepted accounting principles to revenue recognition. We are required to adopt SAB No. 101 for our fiscal year ending December 31, 2000. We do not expect the adoption of SAB No. 101 to have an effect on our results of operations, financial position or cash flows.

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                                    BUSINESS

FREEINTERNET.COM

    We are a leading provider of free internet access to consumers and also offer private label and co-branded free internet access solutions to businesses and affinity groups, both domestically and internationally. Our free internet access service is designed to be reliable, easy to use and fun. Our private label and co-branding programs offer our strategic partners a wide range of turnkey internet solutions. Through these solutions, our partners have the ability to offer free internet services to their customers, increasing their website traffic, building brand loyalty and expanding their revenue streams. We anticipate that these programs will allow us to rapidly increase the number of consumers to whom our advertising offerings are delivered and expand our revenue-sharing opportunities. When users register for our service, they anonymously provide selected demographic information which allows advertisers and sponsors to customize their marketing to specific online audiences.

    We launched our services in December 1998 in the Seattle metropolitan area, acquiring approximately 32,000 registered users by April 30, 1999. In May 1999, we expanded our service to five major metropolitan areas, including Los Angeles, Chicago and Washington D.C., acquiring approximately 322,000 registered users by October 1, 1999, at which time we launched our service nationally. Since October 1999, we have added approximately 1.7 million registered users in the United States. Since the December 1999 launch of our service in Singapore, we have acquired 150,000 users in southeast Asia. During the 30 days prior to March 26, 2000, over 1.3 billion advertising impressions were delivered to our active users in the United States.

    We believe a key competitive advantage is our national telecommunications infrastructure. Unlike most other free internet service providers, or ISPs, we maintain our own POPs in major markets, which we supplement by contracting with third-party telecommunications service providers. We established our first POP in December 1998 and currently maintain 25 POPs in major markets. We believe this approach enhances the reliability of our services and provides us with lower network costs compared to other free ISPs. Users can access our services through a local telephone call in more than 1,300 cities throughout the United States.

INDUSTRY BACKGROUND

    The internet has become an increasingly significant medium for communication, information and commerce. According to International Data Corporation, or IDC, an industry research firm, the number of worldwide web users is expected to grow from 186 million in 1999 to 502 million in 2003. We believe that continued growth in internet usage is expected to be fueled by a number of factors, including advances in the performance and speed of personal computers and internet access generally, the decline in computer prices and increased consumer awareness of the internet's potential for commercial and personal use.

    The rapid growth of internet usage has resulted in the proliferation of regional and local ISPs in the United States. According to Jupiter Communications, an industry research firm, ISPs vary widely in the quality and reliability of internet access they provide, the level of customer service they maintain and the selection of subscriber services they offer. ISPs generally offer access to the internet through dial-up modem and various forms of broadband technologies. Jupiter Communications predicts that in 2003, 77% of U.S. online households will access the internet via dial-up modem, while the remainder will access via broadband and other technologies.

    ISPs have historically charged internet users monthly access fees. We believe that increasing numbers of new and existing internet users will demand reduced access fees and, if given comparable quality, will migrate to free ISPs. As this migration occurs, ISPs will need to increasingly rely on

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revenue from advertising services. Total worldwide ISP revenue from advertising services is expected to grow from $3.2 billion in 1999 to $11.5 billion in 2003 according to Jupiter Communications.

    Businesses and consumers are increasingly using the internet for e-commerce transactions. According to Forrester Research, an industry research firm, worldwide business-to-business electronic commerce revenues are expected to grow from $131 billion in 1999 to $1.52 trillion in 2003, and, according to the GartnerGroup, an industry research firm, worldwide consumer electronic commerce revenues are expected to grow from $31.2 billion in 1999 to $380.5 billion in 2003. The internet serves as a powerful direct marketing and sales channel for conducting commercial transactions and providing a real-time platform from which users can access dynamic content and interactive communications features. Online merchants can use the internet to reach a broader customer base with a larger selection of products at lower costs, and merchants advertising their goods can target specific demographic groups, evaluate the effectiveness of their advertising campaigns and modify them in direct response to consumer feedback.

    In order to maintain an active user base to which advertisers can market their goods and services, ISPs must provide "sticky" features. Forrester Research states that the top four reasons users cited for continuing to visit their favorite sites are high quality content (75%), ease of use (66%), quick download time (58%) and frequent updates (54%).

THE FREEINTERNET.COM STRATEGY

    Our goal is to become the dominant provider of access to the internet. We intend to achieve this goal by:

    ATTRACTING USERS THROUGH BRAND PROMOTION AND APPEALING MARKETING
PROGRAMS. Our strategy is to promote freeinternet.com as a brand that consumers associate with a fun and user-friendly experience and that advertisers and sponsors associate with a highly effective means to target potential customers. We believe the freeinternet.com name is easy for consumers to understand and remember. We will continue to build and reinforce the freeinternet.com brand through a variety of media, including national and local television and radio campaigns, outdoor advertising and online promotions on third-party websites. We recently commenced our critically acclaimed "Baby Bob" marketing campaign. In addition, Shaquille O'Neal and Claudia Schiffer have agreed to promote our brand.

    RETAINING USERS BY OFFERING RELIABLE ACCESS WHILE PROVIDING A USER-FRIENDLY AND FUN ONLINE EXPERIENCE. Currently, we offer our users content-specific channels, customizable features, localized information, e-commerce and other value-added features. We plan to frequently enhance this comprehensive portal with additional channels, features and local and national content. In addition, we will continue to invest in our network to provide our users with a reliable and high quality internet connection, and are committed to providing a high level of responsive and effective customer service.

    OFFERING OUR ADVERTISERS AND SPONSORS EFFECTIVE MARKETING SOLUTIONS TO REACH THEIR TARGET AUDIENCES. To be successful, we must continue to increase our advertising and sponsorship revenues. We offer advertisers and sponsors the ability to maximize the effectiveness of their online marketing by targeting specific demographic audiences on a local and national basis. Our advertisers and sponsors are able to reach their target audience through a variety of advertising options, including banner advertisements, sponsorship and "intromercials." Moreover, we are continuing to develop a network of local sales representatives to promote and increase our local advertising offerings.

    CONTINUING TO DEVELOP PRIVATE LABEL AND OTHER STRATEGIC RELATIONSHIPS. We plan to rapidly expand our private label and co-branding programs. These programs allow our strategic partners to provide branded internet access and online services to their customers. We anticipate that these programs will allow us to rapidly increase the number of consumers to whom our advertising offerings are delivered and expand our revenue-sharing opportunities.

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
    BUILDING OUT A RELIABLE AND COST-EFFECTIVE TELECOMMUNICATIONS NETWORK. We plan to continue building and maintaining our own POPs in major markets in order to provide a reliable network, reduce our cost per user and accommodate user growth. We have augmented our network with additional telecommunications services from third-party providers in order to strategically provide service in smaller markets and to provide system redundancy.

    PURSUING AGGRESSIVE INTERNATIONAL EXPANSION. We believe that international expansion represents a significant growth opportunity for us. We have entered into agreements to provide co-branded services in Singapore and Australia. In December 1999, our free service was launched in Singapore and we anticipate launching our service in Australia later this year. We are currently in discussions to initiate service in several other countries.

    CAPITALIZE ON WIRELESS, BROADBAND AND OTHER EMERGING TECHNOLOGIES. We continuously monitor emerging technologies and are committed to developing new services to leverage these evolving platforms and enhance our service offerings. For example, we are currently exploring opportunities to offer internet services via wireless and broadband technologies. We have recently entered into an agreement with InfoSpace to jointly offer our services on wireless devices.

FREEINTERNET.COM SERVICES

THE FREEINTERNET.COM USER EXPERIENCE

    We offer consumers free internet access designed to be reliable, easy to use and fun. We were ranked as the overall number one free ISP by PC WORLD MAGAZINE in its April 2000 edition.

    FREE AND ANONYMOUS INTERNET ACCESS. We offer users free, unlimited access to the internet. To use our services, users download our proprietary internet access software from our website or install it from a CD-ROM. Our software is compatible with both Windows and Macintosh operating systems. Upon completion of a brief online questionnaire, registered users can immediately begin accessing the internet through our freeinternet.com services. Since we do not require a user's name, street address or phone number, registered users enjoy complete anonymity.

    COMPREHENSIVE PORTAL. Our goal is to provide a content- and feature-rich online destination for our users.

    - FULL CONTENT. We offer a full content site with headline news, weather, stock reports, white and yellow pages, along with over 30 content-specific channels, such as business, finance, entertainment, health and classifieds.

    - CUSTOMIZABLE HOMEPAGE. Our users have the ability to create "myfreei," a personalized home page that contains information specifically customized by that registered user. These pre-selected preferences can include personal stocks, horoscopes, specific news or sports information.

    - LOCALIZED INFORMATION. Our "my neighborhood" section provides localized information such as weather reports, entertainment information, local government resources and restaurant locations based on a user's zip code.

    - VALUE-ADD FEATURES. We provide each user with free email and other valuable online services, including free online storage space, chat rooms and instant messaging.

    - ONLINE SHOPPING. We have entered into an agreement with Inktomi, a leader in shopping engines, to provide our users with one of the broadest selections of merchandise available in online shopping through the FreeiMall, our shopping channel. The FreeiMall currently hosts approximately 350 merchants and a wide selection of products, allowing users to do comparative shopping.

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
    - USER AND TECHNICAL SUPPORT. We provide telephone, email and online assistance to our users. In addition, we continuously monitor our nationwide telecommunications network service to help maintain high availability and throughput for our users and ensure virtually uninterrupted access to the internet.

ADVERTISING AND MARKETING SERVICES

    We offer advertisers and sponsors an attractive online advertising medium by providing an opportunity for uninterrupted exposure to our large user base during online sessions. We also provide advertisers and sponsors with the ability to target their advertising messages and receive feedback regarding the effectiveness of their marketing programs. To date, companies that have purchased national advertisements from us include Amazon.com, Inc., eBay Inc., Egghead.com, Inc., Gateway 2000, Inc. and PETsMART.com, Inc. Advertisers who have purchased local advertisements from us include the Seattle Mariners and Lomas Eye Care Center.

    CONTINUOUS ADVERTISING CHANNEL. Our iSee Window is designed to remain in view throughout a user's session, including while pages download and while the user navigates the internet or engages in non-browsing activities such as sending or receiving e-mail.

    TARGETED AND INNOVATIVE ADVERTISING OPPORTUNITIES. While advertisers can purchase untargeted banner advertising from us, we also enable them to target their marketing efforts based on user demographics and channel content. We collect this demographic information from our users when they register for our services and from time to time thereafter.

    - ISEE WINDOW. We have the ability to deliver targeted advertising to users who meet the profile criteria specified by our advertisers, including gender, interests, age, income and zip code. Moreover, the iSee Window contains a number of fixed features available for sponsorship by advertisers, including website link buttons and a scrolling marquee.

    - FREEI PORTAL. Companies can purchase sponsorships or advertisements throughout our content-rich Freei portal. As a result, advertisers can place their message alongside content typically viewed by users with the advertisers' preferred demographic characteristics. Advertisers can also customize their message to the projected demographics of the channel in which it is placed.

    - "POP-UP" COMMERCIALS AND FREEI "INTROMERCIALS." Advertisers can also purchase pop-up commercials and full motion intromercials. Pop-up commercials are small windows displaying advertisements which are launched periodically while a user is online. Intromercials use Macromedia Flash technology to provide full color, full motion advertisements and are displayed while our home page downloads to a user's computer, while a user clicks on another channel, or while a user logs off our service.

    CAPACITY TO PROVIDE DETAILED FEEDBACK TO OUR ADVERTISERS. Using our proprietary technology, we are able to provide advertisers with direct feedback as to the effectiveness of their online marketing campaigns. For example, advertisers can access our server on a 24-hour basis through the use of a password to obtain information about their advertisements, including the number of impressions or page views delivered and the number of "clicks" on their advertisements.

PRIVATE LABEL AND CO-BRANDED SOLUTIONS

    BENEFITS TO US. We anticipate that our private label and co-branded solutions will provide us with:

    - a rapid increase in the number of consumers to whom our advertising offerings are delivered;

    - diverse revenue-sharing opportunities, including banner ads, button and tile sponsorships, email advertisements and e-commerce; and

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    - greater name recognition and promotion of the freeinternet.com brand.

    PRIVATE LABEL SOLUTIONS. We offer a range of turnkey private label solutions that allow our strategic partners to use our proprietary online services to offer free internet access to their customers and members. At the strategic partner's option, our internet services can be branded completely with the partner's name, look and feel, including a partner-specific CD-ROM, user interface, dialog box and default start page. Each start page contains our tagline "powered by freeinternet.com." In constructing their private label program, our strategic partners have a variety of revenue-sharing options, including having us place all of the advertisements on their site, having their own sales force be responsible for advertisement acquisition, or a combination of both. Through our private label program, our strategic partners can:

    - provide their customers with feature-rich content and various internet services, including personalized email, instant messaging and chat rooms;

    - instantly increase traffic to their own website;

    - benefit from an increase in e-commerce business;

    - build strong customer loyalty and brand awareness;

    - begin targeting their products and services more effectively to their customer base;

    - receive more detailed user information so they can better serve their customers.

We have entered into private label agreements with companies such as AT&T and InfoSpace, and anticipate launching these services in the near future.

    CO-BRANDED PROMOTIONS. For partners who want to leverage the freeinternet.com brand name, our co-branded program offers the ability to quickly go to market with free internet access for their customers, branded together with the freeinternet.com name, reputation and services. Under this model, our co-brand partners have the ability to provide their customers with customized CD-ROMs that contain our software and look and feel, but also include partner-specific advertisements and instant messaging services. We have recently entered into a co-branding arrangement to provide free internet access to the customers of Subway Restaurants.

    We provide our free co-branded internet services to customers of Singapore Telecommunications. Since the launch of our service in Singapore in December 1999, we have acquired approximately 150,000 users in this market. Although to date we have received limited revenue under this arrangement, we believe that as we grow this user base, we will begin to generate advertising and content-placement revenues. These services are provided through a licensee who is in the process of formalizing its relationship with Singapore Telecommunications.

MARKETING AND SALES

MARKETING--USER ACQUISITION

    We attract new users through aggressive marketing and brand awareness campaigns. Our marketing strategy is to promote the freeinternet.com brand as user friendly and fun through national and local television, radio, print and trade advertising. We have recently commenced a critically acclaimed national television and radio advertising campaign featuring "Baby Bob," a talking infant with a high I.Q. whose mission is to spread the word about freeinternet.com. In addition, Shaquille O'Neal and Claudia Schiffer have agreed to promote the freeinternet.com brand. Users can access our service by downloading our software from our website or can call our toll-free number to request a free CD-ROM containing our software. We also distribute CD-ROMs through targeted promotions and strategic partnerships. To date, we have experienced a strong "word-of-mouth" referral rate from our current users.

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    We intend to continue to enter into private label and co-branding arrangements with strategic partners in order to expand our user base, both domestically and internationally. We have also entered into arrangements to have our software installed on or with various hardware and software computer products. For example, our software was incorporated in MacAddict magazine's bundled software distributed with its February 2000 issue and is incorporated in CD-ROMs distributed by MP3.com, Inc. It is also installed on personal computers manufactured by Aopen America Incorporated, a wholly owned subsidiary of Acer America Computer.

    We were recently invited to participate in an exclusive university information center marketing program by CampusLink, a network of on-campus, multi-media centers with exposure to over 600,000 students in 17 major universities across the United States, including Arizona State University, University of California at Los Angeles, Michigan State University and Ohio State University.

SALES--ADVERTISER ACQUISITION

    We have divided our sales efforts into distinct channels, each with its own specialization.

    DIRECT SALES. Our direct sales representatives focus their efforts on advertising agencies and major customer accounts through direct client contact. These representatives have primary responsibility for selling our higher-value targeted advertising. We currently have direct sales staff in New York, San Francisco, Los Angeles, Seattle, Chicago and Phoenix, and are hiring staff in Boston, Philadelphia, Atlanta and Dallas.

    INSIDE SALES. Our inside sales force, which concentrates on smaller national accounts and regional businesses, generates sales through telephone interaction with potential advertisers. These representatives are responsible for our less expensive traditional banner advertising, including run-of-site, cost-per-click and cost-per-acquisition sales. Our inside sales force is based in our Seattle-area headquarters.

    ADVERTISING FIRMS. We have established relationships with multiple internet advertising firms to sell, on a wholesale basis, any remaining advertising inventory on our site. In addition, we are currently in discussions with local advertising firms to create advertising partnerships that will assist us in our efforts to sell local targeted advertising.

    CONTENT PROVIDERS. We have revenue sharing agreements with content providers. Under these agreements, we benefit from the selling efforts of our content providers whose own internal sales forces sell advertisements that appear on our site.

USER SUPPORT

    We are dedicated to building long-term relationships with our users by providing high quality customer service. To this end, we offer live telephone support, a telephone-based self-help system, an online information database and email assistance.

    Telephone support is available seven days a week, 24 hours a day. While we currently handle all telephone inquiries in-house, we have entered into an agreement with Stream International Services Corp., a third-party call center, who will handle our basic customer care questions. Complex questions will be routed back to our internal technical support department. We also provide an interactive voice response unit that allows callers to obtain automated, first-tier customer support or the option to talk to a user support representative. Freei Help, a self-help database developed by our internal technical support staff, is available on our website and contains solutions to a variety of common access and usage problems. It also has an extensive "frequently asked questions," or FAQ, section. Additionally, users can email questions directly to our user support representatives. Our email support software provides an auto-response to commonly asked questions. If the user's question is more complex, a user support representative will provide a customized response via email.

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
COMMUNICATIONS NETWORK

    To access our network, users initiate telephone connections between their personal computers and computer hardware in local or regional POPs. While most major free internet access providers contract for these POPs from wholesale providers, we maintain our own POPs in major markets to provide dependable user connectivity to our network. We believe that maintaining our POPs in major markets will also lead to lower operating costs. These POPs, which currently serve 25 major markets, are housed in carrier-class communication facilities provided by vendors such as AT&T and MCI WorldCom. We plan to maintain our own POPs in all major markets where we believe it is economically viable to do so.

    To augment our network of company-maintained POPs and provide a national footprint, we have contracted for additional telecommunications services from providers such as Cable & Wireless, PSINet and Splitrock. With the combination of company-maintained and contracted POPs, we provide local dial-up access in over 1,300 cities in all 50 states, offering our users access to our network at no cost, other than the cost of a local or regional phone call. We are seeking to develop comparable technology worldwide as we expand internationally. We support point-to-point access to the internet using the v.90 modem standard for 56 kpbs connections. We continuously monitor our network service to help maintain high availability and throughput for our users. Our servers and data center reside in Federal Way, Washington at our corporate headquarters and are equipped with uninterrupted power supplies and generator power backup systems to prevent service failures due to power outages. We presently have limited redundant facilities or systems, and are in the process of implementing our disaster recovery plan.

SOFTWARE AND OTHER TECHNOLOGY

    We have developed and continue to enhance a suite of proprietary software systems that, together with our telecommunications infrastructure, enable us to provide our users with high quality internet access while delivering demographically targeted advertising to their computer desktops. The major components of our software systems include the following:

    CLIENT SOFTWARE APPLICATION. Our client software application is used by our users to connect to our network. One of the distinguishing characteristics of our client application is the iSee Window, a component that is always visible during the user's online session. Major functions performed by our client software application include:

    - establishing a connection to our network;

    - displaying current news, weather and other featured content, with links to our other services such as email, chat and shopping;

    - downloading and displaying demographically targeted advertising;

    - reporting advertisement impressions and click-throughs;

    - offering instant messaging and chat;

    - offering one-button, instant internet search capabilities;

    - providing security and control functions to confirm that the iSee Window and the advertisements in the iSee Window are being displayed to our users.

    Our client software is available on both Microsoft Windows and Apple Macintosh platforms. Additional versions of the software are planned for wireless and other devices on platforms such as Linux, Palm OS and Windows CE. The Windows platforms are programmed in Win32 MFC to provide optimal performance within Windows 95, Windows 98 and Windows NT 4.0. The Apple Macintosh version of our client software is programmed in RealBasic and is functionally identical to the Windows

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version. Because our software is written using software languages native to each platform, we believe that it is faster and more reliable for the user. We regularly release new versions of our client software to provide improved and enhanced features and functionality. In addition, further modifications to the client software are required from time to time in order to facilitate the rapid deployment of private label partnerships.

    FREEI NETWORK. Our network is comprised of a group of software applications running on multiple computers that manage both the user's online experience, as well as provide for the delivery and management of advertising and rich media content. This network consists of the following components:

    - ADVERTISEMENT MANAGEMENT SYSTEM. Our proprietary advertisement management system houses the distribution parameters of our advertising campaigns and is integrated with our client software to manage the delivery of advertisements to our users during their online sessions. Intelligence built into this system allows focused targeting based on a variety of user demographics, which are captured from periodic user surveys. A custom-developed interface allows new advertisements to be placed into rotation on a real-time basis. A reporting module provides information on numbers of impressions and click-throughs. Planned enhancements to this system will allow for targeting based on individual user preferences, as determined from an analysis of historical and current-session traffic patterns.

    - CONTENT SYSTEM. This system houses and delivers the content provided to our user base, including our own content as well as the content of advertisers and other third-party providers.

    - AUTHENTICATION AND VERIFICATION SYSTEMS. These systems authenticate our users when they initially connect to our service and also monitor user sessions to help determine whether the iSee Window is being properly displayed.

    - DATA COLLECTION SYSTEM. Reporting from this system includes information on registered and active users, geographical usage and session length. Planned enhancements include the capture and reporting of our users' online experience, including historical traffic patterns.

    - EMAIL. We provide free email access on two common email platforms--web-based and POP3. Web-based email provides our users access from platforms or accounts that provide web access. POP3 allows our users to access their email account using their preferred POP3 email application such as Microsoft's Outlook Express or Netscape's Communicator. We have developed and integrated a number of custom anti-spamming measures designed to protect against misuse of our free email service. This includes security applications to prevent the unauthorized access of information provided by our users.

    Underlying all of these software applications is a load-balancing, high-availability architecture designed to enhance scalability as our user base continues to grow. The modular design of this architecture allows us to add incremental capacity to the system in response to the growth of our user base. The applications above are built on a technology suite including Sun and Intel processors, the Oracle relational database management system, Network Appliance disk arrays, Cisco routers, Radius servers and Lucent/Ascend remote access servers.

    Our research and development team is responsible for the design, development and release of our software and services. Members of our research and development staff work closely with our sales and marketing department, as well as with our business development team, to better understand the market needs and requirements of our users, advertisers and partners.

COMPETITION

    The market for internet services is intensely competitive, subject to rapid technological change and significantly affected by new product and service offerings. We compete against a number of companies with significantly greater financial, technical, marketing and other resources than us, including America Online, Microsoft and EarthLink. Our ability to compete depends upon many factors, many of which are outside of our control. We compete for users, and advertisers and strategic partners.

    COMPETITION FOR USERS. We believe that the key factors to our success in competing for users include compelling content, the reliability and quality of our service, effective user support, geographic coverage of our service and overall user satisfaction. While we believe that we compete favorably with respect to these factors, many of our competitors may have an advantage over us with respect to these and other factors. Competition may also intensify as a result of industry consolidation and the ability of some of our competitors to bundle internet services with other products and services.

    We currently compete with the following:

    - established online service and content providers, such as America Online and The Microsoft Network;

    - independent national ISPs, such as EarthLink and Prodigy and numerous regional and local ISPs;

    - other companies offering free internet access, such as NetZero and Juno in the United States and Freeserve in Europe;

    - private label ISPs, such as 1stUp.com and Spinway;

    - national long-distance carriers, such as Sprint and MCI WorldCom;

    - local telephone companies and regional Bell operating companies, such as GTE;

    - cable operators, online cable services and other broadband service providers, such as Excite@Home; and

    - internet portals and search engines, such as Yahoo!, Alta Vista and Lycos.

    COMPETITION FOR ADVERTISERS. We face intense competition from both traditional and online advertising and direct marketing businesses. We compete with traditional television, radio, cable and print media for a share of advertisers' total advertising budget. In addition, we expect that online competition will increase due to the lack of significant barriers to entry in the online advertising market. Our ability to compete effectively for advertisers depends upon many factors, including the:

    - size and demographic profile of our user base;

    - frequency and duration of use of our service by our user base;

    - ability to target users based on demographic information;

    - advertising and sponsorship costs;

    - capacity of our technology infrastructure to meet the needs of our users, advertisers and strategic partners;

    - ability to increase awareness of the freeinternet.com brand; and

    - effectiveness of our sales and marketing efforts and those of our competitors.

    COMPETITION FOR STRATEGIC PARTNERS. We believe the market for private label and co-branding opportunities is rapidly expanding. Currently, these services are offered by a limited number of service providers, including 1stUp.com and Spinway. The key factors to our success in this market include the quality of service, time-to-market, numbers of users delivered, ability to provide diverse distribution channels and the capacity to offer attractive revenue-sharing arrangements.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

    Our success and ability to compete are substantially dependent on our internally developed technologies and trademarks, which we protect through a combination of copyright, trade secret and trademark law. We have not claimed any patents or filed any patent applications.

    We generally enter into confidentiality or noncompete agreements with our employees, consultants and corporate partners and generally control access to and distribution of our technologies, documentation and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our processes or technologies. We cannot be certain that the steps we have taken will prevent misappropriation of our processes or technologies, particularly in foreign countries where the laws or law enforcement may not protect our proprietary rights as fully as in the United States. We have licensed, and may license in the future, elements of our trademarks, trade dress and similar proprietary right to third parties. While we attempt to ensure that the quality of our brand is maintained by these third parties, they may take actions that could materially and adversely affect the value of our proprietary rights or reputation.

    We have been, are currently, and may be in the future subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties. We are currently subject to two intellectual property infringement claims. See "--Legal Proceedings" on page 40 for a discussion of these claims.

GOVERNMENTAL REGULATION

    Our business is or could be in the future subject to different types of government regulation as the law relating to our business evolves.

REGULATION OF CONTENT AND ACCESS

    A variety of restrictions on content and access, primarily as they relate to children, have been enacted or proposed. The Children's Online Privacy Protection Act of 1998 prohibits and imposes criminal penalties and civil liability on anyone engaged in the business of selling or transferring, by means of the World Wide Web, material that is harmful to minors, unless access to this material is blocked to persons under 17 years of age. In addition, the Federal Telecommunications Act of 1996 imposes fines on any entity that knowingly permits any telecommunications facility under such entity's control to be used to make obscene or indecent material available to minors via an interactive computer service. Numerous states have adopted or are currently considering similar types of legislation. In addition, laws have been proposed which would require internet service providers to supply, at cost, filtering technologies to limit or block the ability of minors to access unsuitable materials on the internet.

    Although the sections of the Communications Decency Act of 1996 that proposed to impose criminal penalties on anyone distributing indecent material to minors over the internet were held to be unconstitutional by the U.S. Supreme Court, similar laws may be proposed, adopted and upheld. The nature of future legislation and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, legislation similar to the Communications Decency Act could subject us and/or our customers to potential liability, which in turn could harm our business. The adoption of any of these types of laws or regulations might decrease the growth of the internet, which in turn could decrease the demand for our services or increase our cost of doing business or in some other manner harm our business.

USER PRIVACY ISSUES

    Regulations regarding internet user privacy have been enacted or proposed to limit the use of personal information by website operators. For example, the Children's Online Privacy Protection Act of 1998 requires, among other things, that online operators obtain verifiable parental consent for the collection, use or disclosure of personal information from children. The Act further mandates that the Federal Trade Commission publish regulations for the collection of data from children by commercial website operators.

TELECOMMUNICATIONS REGULATION

    Although we are not currently regulated by the Federal Communications Commission as a "telecommunications provider," advances in voice and data telephony technology could subject us to state or federal governmental regulation in the future. In addition, we could also be affected by any change in the ability of our users to reach our network through a dial-up telephone call without any additional charges. The FCC has ruled that connections linking end users to their internet service providers are jurisdictionally interstate rather than local, but the FCC did not subject such calling to the access charges that apply to traditional telecommunications companies. Local telephone companies assess access charges to long distance companies for the use of the local telephone network to originate and terminate long distance calls, generally on a per-minute basis. We could be adversely affected by any regulatory change that would result in the application of access charges to internet service providers because this would substantially increase the cost of using the internet.

DIGITAL MILLENNIUM COPYRIGHT ACT

    A variety of restrictions on internet content, primarily as it relates to potential intellectual property infringement, have been enacted with the passage of the Digital Millenium Copyright Act. The Digital Millennium Copyright Act provides immediate relief from monetary damages for certain common internet activities through a number of safe harbor provisions. These activities include intermediate and transient storage of materials (such as web pages or chat room discussions) in the course of transmitting, rating or providing connections; system caching; placing information on a system or network at the direction of users; and the use of information location tools, such as directories, indexes and hypertext links. For each covered activity, ISPs must meet certain conditions to qualify for protection, including, but not limited to, not receiving any financial benefit directly attributable to the infringing activity, not having the requisite level of knowledge of the infringing activity, and not modifying any of the transmitted material. In addition, the safe harbor provisions require ISPs to designate an agent to receive copyright infringement notices and file this information with the Copyright Office; provide information to its users regarding ongoing compliance with copyright law; prepare a policy and guidelines manual warning its users about the consequences of repeat infringement; and complying with certain notice and takedown procedures.

PRIVACY POLICY AND DECENCY STANDARDS

    We believe that issues relating to the privacy of internet users and the use of information about these users are critically important as the internet and its commercial use grow. We have adopted and disclosed to our users a detailed policy outlining the permissible uses of information about users and the extent to which such information may be shared with others. Our users must acknowledge and agree to this policy before registering to use our service. Although we request certain demographic information, we do not require a user's name, street address or phone number and therefore we cannot trace the information back to an individual user. We do not sell or license to third parties any personally identifiable information about users. In some cases, users may be required to provide additional personal information when entering third-party websites accessed through links on our site. We are a member of the TRUSTe program, an independent non-profit organization that audits the privacy statements of Web-sites and their adherence to those privacy statements. In addition, we voluntarily adhere to the same decency standards followed by the radio and television industries.

EMPLOYEES

    As of March 26, 2000, we had 242 employees. None of our employees is represented by a labor union, and we believe we have good relations with our employees.

FACILITIES

    We lease approximately 106,000 square feet of space in three buildings in Federal Way, Washington under three separate leases. One lease expires as of December 31, 2002, the second lease expires as of February 1, 2005 and the third is on a month-to-month basis. We believe that our facilities will be adequate to meet our needs for at least the next twelve months.

LEGAL PROCEEDINGS

    Juno Online Services, Inc., registrant of the federally registered mark E-MAIL WAS MEANT TO BE FREE, recently filed an action against us in the Federal District Court for the Southern District of New York, Civil Action No. 00 CIV. 2080, for trademark infringement, unfair competition and misrepresentation and dilution under federal, state and common law arising from our use of the mark BECAUSE THE INTERNET WAS MEANT TO BE FREE. In its complaint, Juno is seeking an injunction against us and punitive damages. In addition, WebPower, Inc., applicant for federal registration of the mark IFRIENDS, has asserted that our use of the mark FREEIFRIENDS infringes WebPower's mark.

    Any such claims, and any resultant litigation, could subject us to significant liability for damages and could result in the invalidation of our proprietary rights. These or other claims or litigation may also result in limitations on our ability to use such trademarks, patents and other intellectual property unless we enter into arrangements with such third parties, which may be unavailable on commercially reasonable terms. We do not believe that the result of these claims will have a material adverse effect on our business. We are not a party to any other material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information regarding our executive officers and directors:

NAME                                       AGE                            POSITION
----                                     --------   -----------------------------------------------------
Robert McCausland......................     39      Chairman of the Board, President and Chief Executive
                                                    Officer

Ned Menninger..........................     37      Chief Financial Officer

Steve Bourg............................     23      Chief Technical Officer

Robert Pack............................     44      Vice President, Sales

Laura Stutsman.........................     39      Vice President, Marketing

Rod Hamlin.............................     34      Vice President, Business Development

Ron Erickson(1)........................     56      Director

Mark Stevens(1)........................     40      Director

William Owens(1).......................     59      Director

Naveen Jain............................     40      Director

------------------------

(1) Member of audit and compensation committees

    ROBERT MCCAUSLAND, PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD. Mr. McCausland is our founder and has been our president, chief executive officer and chairman of the board since our incorporation in September 1998. Prior to that, Mr. McCausland founded Home Mortgage USA, a commercial and residential lender, in February 1993. Mr. McCausland was the sole owner and served as chief executive officer of Home Mortgage USA through January 1999. At the time Mr. McCausland sold Home Mortgage USA in August 1999, it had approximately 135 employees and operated in 46 states. Mr. McCausland graduated cum laude with a bachelor's degree in business management and marketing from Southern Oregon State College and graduated cum laude from City University with a master's degree in business administration.

    NED MENNINGER, CHIEF FINANCIAL OFFICER. Mr. Menninger has been our chief financial officer since October 1999. Prior to joining our company, Mr. Menninger was co-founder, vice president and chief financial officer of Puresource, a biomedical technology company, from March 1998 to August 1999. From August 1995 to March 1998, Mr. Menninger worked at Microsoft Corporation as a manager in the strategic business decisions group, and from January 1993 to August 1995 Mr. Menninger was the co-founder and chief financial officer of Dare to Dream Intertainment, which was acquired by Microsoft in August 1995. Prior to that, Mr. Menninger served as chief financial officer at Sequoia Capital, a venture capital firm, for three years. Mr. Menninger is a certified public accountant and holds a bachelor's degree in business administration from the University of Southern California.

    STEVE BOURG, CHIEF TECHNICAL OFFICER. Mr. Bourg has been our chief technical officer since our incorporation in September 1998. Before joining our company, Mr. Bourg served as the director of technology at Home Mortgage USA from July 1995 to October 1998.

    ROBERT PACK, VICE PRESIDENT, SALES. Mr. Pack has been our vice president, sales since October 1999. Mr. Pack was the vice president of sales at NetZero from July 1998 to August 1999. Prior to that, from February 1997 to July 1998 Mr. Pack served as an independent consultant to several Internet companies, and from May 1996 to January 1997 he served as director of worldwide sales at

Cybergold Inc. From May 1994 to May 1996, Mr. Pack was the director of sales for AOL. Mr. Pack holds a bachelor's degree in business from the University of Southern California.

    LAURA STUTSMAN, VICE PRESIDENT, MARKETING. Ms. Stutsman has been our vice president, marketing since October 1999. Prior to her employment with us, Ms. Stutsman worked at PACCAR Automotive, Inc., a subsidiary of PACCAR Inc., from June 1988 to October 1999 where she held various positions, most recently as vice president of marketing and pricing. At PACCAR, Ms. Stutsman supervised all aspects of marketing for a 200-store retail chain including advertising, promotions, merchandising/store design, e-commerce, customer service programs and corporate communications. Prior to her employment at PACCAR, Ms. Stutsman held senior positions in national and international advertising agencies, including media director at Ferguson-Propp & Associates from December 1986 to June 1988, providing strategic guidance to clients such as Computerland, Apple Computer, NEC and Toshiba. Ms. Stutsman earned a bachelor's degree in communications from the University of California at Santa Barbara.

    ROD HAMLIN, VICE PRESIDENT, BUSINESS DEVELOPMENT. Mr. Hamlin has been our vice president, business development since September 1999. Prior to that, Mr. Hamlin worked at Onyx Software, Inc., a provider of web-based customer relationship management solutions, where he served as vice president of worldwide channel sales from December 1998 to September 1999 and director of international sales from May 1997 to December 1998. During his employment at Onyx, Mr. Hamlin oversaw the establishment of subsidiaries and strategic partnerships in over 22 countries. Prior to his employment at Onyx, Mr. Hamlin served as director of business development for Saros Corporation, a software development company, from December 1992 to May 1997, building and managing relationships with major internet service and product providers. After Saros was acquired by FileNET Corporation in December 1995, Mr. Hamlin was appointed director of business development and international sales for FileNET's Saros business unit. Mr. Hamlin earned bachelor's degrees in journalism and computer science from Pacific Lutheran University and completed graduate studies in business at Seattle University.

    MARK A. STEVENS, DIRECTOR. Mr. Stevens has been a director of our company since August 1999. Mr. Stevens joined Sequoia Capital, a venture capital firm, in 1989 and has been a general partner of Sequoia Capital since 1993.
Mr. Stevens serves on the boards of directors of MP3.com, an online music internet company, NVidia Corporation, a supplier of graphics processors and software, Medicalogic, Inc., an online health records company, and Terayon Communications, Inc., a broadband equipment supplier, and several privately held companies. Mr. Stevens received bachelor's and master's degrees in computer engineering from the University of Southern California and a master's degree in business administration from Harvard University.

    RON ERICKSON, DIRECTOR. Mr. Erickson has been a director of our company since December 1999. Mr. Erickson is currently the chairman of the board of eCharge Corporation, an online payment company, a position he has held since November 1999, and from September 1998 to November 1999 he served as the chief executive officer of eCharge. Prior to his employment at eCharge, Mr. Erickson served as chairman of the board, president, chief executive officer and a director of GlobalTel Resources, Inc., a provider of telecommunications services and messaging and intranet solutions, from January 1995 to August 1998. From August 1994 to January 1995, he was managing director of Globalvision L.L.C., an international strategic consulting firm, and from September 1992 to August 1994, he served variously as chairman and vice chairman of the board, president and chief executive officer of Egghead Software, Inc., a retailer of software and computer peripheral products. Currently, Mr. Erickson is also a director of Upgrade International, a publicly traded storage technology company, and Intrinsyc Software, Inc., a developer of software tools and components.
Mr. Erickson holds a degree from Central Washington University, a master's degree from the University of Wyoming and a juris doctorate from the University of California at Davis School of Law.

    WILLIAM OWENS, DIRECTOR. Mr. Owens has been a director of our company since February 2000. Mr. Owens is currently the co-chief executive officer and vice chairman of Teledesic Corporation, a developer of a global satellite communications network, a position he has held since August 1998. Previously, Mr. Owens was president, chief operating officer and vice chairman of Science Applications International, a systems integrator telecommunications company, from March 1996 to August 1998. From February 1994 to February 1996, Mr. Owens was vice chairman of the Joint Chiefs of Staff. Mr. Owens has also served as the deputy chief of Naval Operations of Resources, Warfare Requirements and Assessments, commander of the U.S. Sixth Fleet, senior military assistant to Secretaries of Defense Frank Carlucci and Dick Cheney, and director of the Office of Program Appraisal for the Secretary of the Navy. Mr. Owens currently serves on the boards of directors of ViaSat, Inc., a broadband digital satellite communications company, Microvision, Inc., a retinal imaging technology company, Polycom, Inc., an audioconferencing technology company, and BioLase
Technology, Inc., a biomedical laser technology company. Mr. Owens is a graduate of the U.S. Naval Academy with a bachelor's degree in mathematics. He has bachelor's and master's degrees in politics, philosophy and economics from Oxford University and a master's in management from George Washington University.

    NAVEEN JAIN, DIRECTOR. Mr. Jain has been a director of our company since March 2000. Mr. Jain has served as chief executive officer of InfoSpace, an internet portal, since its inception in March 1996, as its president since its inception to November 1998, and as its sole director from its inception to June 1998, when he was appointed chairman of the board. From June 1989 to March 1996, Mr. Jain held various positions at Microsoft Corporation, including group manager for MSN, Microsoft's online service. Mr. Jain holds a degree from the University of Roorkee and a master's degree in business administration from St. Xavier's School of Management.

BOARD OF DIRECTORS

    We have five directors. Currently all directors hold office until the next annual meeting of shareholders or until their successors are duly elected, and will continue to do so following the closing of this offering. However, our amended and restated articles of incorporation will provide that as of the closing of this offering, our board of directors will be divided into three classes, each with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of our shareholders, with the other classes continuing for the remainder of their respective three-year terms.

COMMITTEES

    Our board of directors currently has an audit committee and a compensation committee. The audit committee consists of Mr. Owens, Mr. Erickson and Mr. Stevens. The audit committee makes recommendations to our board of directors regarding the selection of independent auditors, reviews the scope of audit and other services by our independent auditors, reviews the accounting principles and auditing practices and procedures to be used for our financial statements and reviews the results of our audits. The compensation committee consists of Mr. Erickson and Mr. Stevens. The compensation committee reviews and approves the compensation and benefits for our executive officers, grants stock options under our stock option plan and makes recommendations to our board of directors on compensation matters.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No interlocking relationship exists between any member of our board of directors or compensation committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

    In August 1999, we sold 9,624,148 shares of Series A Preferred Stock to Sequoia Capital and its affiliates for aggregate consideration of $10 million. Mark Stevens, a managing director of Sequoia, became a director of our company in connection with this investment.

    In November 1999, we sold 1,242,124 shares of Series B Preferred Stock to MP3.com, Inc. for aggregate consideration of $10 million. Mr. Stevens is a director of MP3.com.

    Upon closing of this offering, each outstanding share of preferred stock will convert into one share of common stock.

    In addition, each of Messrs. Stevens, Erickson and Owens have been granted options to purchase shares of common stock under our stock option plan. See "--Compensation."

COMPENSATION

    Our directors are reimbursed for expenses incurred in connection with attending board and committee meetings but are not otherwise compensated for their services as board members. In addition, we granted to:

    - Mark Stevens, effective as of August 12, 1999, an option to purchase up to 160,000 shares of common stock at an exercise price of $0.50 per share, which option vests over four years;

    - Ron Erickson, effective as of December 3, 1999, an option to purchase up to 160,000 shares of common stock at an exercise price of $1.00 per share, which option vests over four years; and

    - William Owens, effective as of March 24, 2000, an option to purchase up to 160,000 shares of common stock at an exercise price of $5.00 per share, which option vests over four years.

EXECUTIVE OFFICERS

    Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among our directors and officers.

EXECUTIVE COMPENSATION

    The following table sets forth the total compensation for services rendered to us in all capacities during the fiscal year ended December 31, 1999 by our chief executive officer. No other executive officer received salary and/or bonus from us for fiscal 1999 in excess of $100,000.

                                                        ANNUAL                 LONG-TERM                ALL OTHER
                                                     COMPENSATION            COMPENSATION             COMPENSATION
                                                  -------------------   -----------------------   ---------------------
                                                                        SECURITIES     HEALTH      LIFE AND
                                                                        UNDERLYING    INSURANCE   DISABILITY    MOVING
NAME AND PRINCIPAL POSITION                        SALARY     BONUS     OPTIONS(#S)   PREMIUMS     PREMIUMS    EXPENSES
---------------------------                       --------   --------   -----------   ---------   ----------   --------
Robert McCausland
  PRESIDENT AND CHIEF EXECUTIVE OFFICER.........  $74,000      $ --          --         $ --         $ --        $ --

OPTION GRANTS IN FISCAL YEAR 1999

    We did not grant to our chief executive officer any stock options during the fiscal year ended December 31, 1999.

AGGREGATE OPTION EXERCISES IN FISCAL YEAR 1999 AND FISCAL YEAR-END OPTION VALUES

    Our chief executive officer did not exercise any options during the fiscal year ended December 31, 1999.

EMPLOYEE BENEFIT PLANS

STOCK OPTION PLAN

    Our board of directors adopted and our shareholders approved our stock option plan on March 31, 1999. As of December 31, 1999, we had reserved a total of 8,421,128 shares of common stock for issuance under the stock option plan. The stock option plan provides for the granting to our employees, including officers and directors, of incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986 and for the granting to employees, consultants and non-employee directors of nonstatutory stock options. If an optionee would have the right in any calendar year to exercise for the first time incentive stock options for shares having an aggregate fair market value (determined for each share as of the date the option to purchase the shares was granted) in excess of $100,000, any such excess options shall be treated as nonstatutory stock options. Unless terminated earlier by our board of directors, the plan will terminate on April 9, 2009. As of December 31, 1999, options to purchase 4,171,560 shares of common stock were outstanding under this plan and no shares had been issued upon exercise of options.

    The stock option plan may be administered by our board of directors or a committee of our board. Our board of directors determines the terms of each option granted under the stock option plan, including the number of shares subject to an option, exercise price, vesting schedule and duration. The exercise price of all incentive stock options granted under the stock option plan cannot be less than the fair market value of the common stock on the date of grant and, in the case of incentive stock options granted to holders of more than 10% of our voting power, not less than 110% of the fair market value. Generally, options granted under the stock option plan have a term of ten years, vest annually over a four-year period and are nontransferable. Payment of the exercise price of options may be made in cash or other consideration as determined by our board of directors.

    Our board of directors has the authority to amend or terminate the stock option plan as long as such action does not adversely affect any outstanding option and provided that shareholder approval for any amendments to the stock option plan shall be obtained to the extent required by applicable law.

EMPLOYEE STOCK PURCHASE PLAN

    Our board of directors and shareholders adopted an employee stock purchase plan in March 2000. We will implement the employee stock purchase plan effective as of the date of this prospectus. The employee stock purchase plan provides a convenient and practical means by which employees may participate in stock ownership. Our board of directors believes that the opportunity to acquire a proprietary interest in our success through the acquisition of shares of common stock pursuant to the employee stock purchase plan is an important aspect of our ability to attract and retain highly qualified and motivated employees. The employee stock purchase plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. The employee stock purchase plan may be administered by our board of directors or by a committee appointed by our board of directors. The plan administrator has the power to make and interpret all rules and regulations it deems necessary to administer the employee stock purchase plan. Our board of directors has broad authority to amend the employee stock purchase plan, subject in some instances to shareholder approval. All of our employees who customarily work more than 20 hours per week, including our officers, are eligible to participate in the employee stock purchase plan. Eligible employees may elect to contribute from 1% to 10% of the compensation paid to them during each pay period towards stock purchases under the plan. Other than the first offering, which will have a duration of approximately 17 months, each participant may enroll in an 18-month offering in which shares of common stock are purchased on the last day of each six-month period during the offering. The first offering will commence on the date of this prospectus and will terminate on November 14, 2001. Thereafter, a separate offering will commence on November 15 and May 15 of each year. The purchase price for shares purchased under the employee stock purchase plan will be equal to 85% of the lower of:

    - the fair market value of our common stock on the enrollment date of the offering; or

    - the fair market value on the date of purchase.

Neither payroll deductions credited to an employee's account nor any rights with regard to the purchase of shares under the employee stock purchase plan may be assigned, transferred, pledged or otherwise disposed of in any way by a participant, except that a participant may designate a beneficiary in the event of his or her death.

    Upon termination of employment due to death, retirement or disability, the payroll deductions credited to an employee's account will be used to purchase shares on the next purchase date. Any remaining balance will be returned to the participant or his or her beneficiary. Upon termination of employment for any other reason, any payroll deductions credited to an employee's account will be returned to the participant. We have authorized the issuance of up to 2,000,000 shares of common stock under the employee stock purchase plan. In the event of a merger, consolidation or acquisition by another corporation of all or substantially all of our assets, each outstanding right to purchase shares under the employee stock purchase plan shall be assumed or an equivalent stock purchase right substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the stock purchase right, the offering period during which a participant may purchase stock will be shortened to a specified date before the proposed merger or sale. Similarly, in the event of our liquidation or dissolution, the offering period during which a participant may purchase stock will be shortened to a specified date before the date of the liquidation or dissolution.

401(K) PLAN

    Effective as of February 1, 1999, our board of directors adopted a tax-qualified employee savings and retirement plan for eligible U.S. employees. Eligible employees may elect to defer a percentage of their eligible compensation in the 401(k) plan, subject to the statutorily prescribed annual limit. Our board has the discretion to make matching contributions on behalf of all participants in the 401(k) plan in such amounts as it determines, provided that the matching contributions must apply uniformally across all plan participants. We intend the 401(k) plan to qualify under Sections 401(k) and 501 of the Internal Revenue Code so that contributions by employees or us to the 401(k) plan, and income earned, if any, on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that we will be able to deduct our contributions when made. The trustee of the 401(k) plan, at the direction of each participant, invests the assets of the 401(k) plan in any of a number of investment options.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

    On November 11, 1999, Robert McCausland entered into a three-year employment agreement with us as our president and chief executive officer. The agreement provides for an annual salary of $120,000 per year. The annual salary is reviewed on a yearly basis and any increase is at the discretion of our board of directors. Mr. McCausland receives employee benefits that include three weeks annual vacation leave and reimbursement for all reasonable business and travel expenses incurred in connection with the performance of services under the agreement, and he is entitled to participate in our medical and dental plans, life and disability insurance plans and retirement plans pursuant to their terms and conditions consistent with our policies for senior executives.

    Mr. McCausland initially owned 22,800,000 shares of common stock. This stock was restricted under the terms of Mr. McCausland's employment agreement. Of these shares, 5,700,000 vested on August 13, 1999 when we entered into a stock purchase agreement with Sequoia Capital and its affiliates. The remaining 17,100,000 shares fully vest upon an initial public offering, Mr. McCausland's termination with us, the sale of substantially all of our assets or the merger of us into another entity. In the absence of one of these events, the 17,100,000 shares will vest in equal amounts of 475,000 per month.

    On November 11, 1999, Steve Bourg entered into a three-year employment agreement with us as our chief technical officer. The agreement provides for an annual salary of $100,000 per year. The annual salary is reviewed on a yearly basis and any increase is at the discretion of our board of directors.
Mr. Bourg receives employee benefits that include three weeks annual vacation leave, reimbursement for all reasonable business and travel expenses incurred in connection with the performance of services under the agreement, and he is entitled to participate in our medical and dental plans, life and disability insurance plans and retirement plans pursuant to their terms and conditions consistent with our policies for senior executives.

    Mr. Bourg initially owned 800,000 shares of common stock. This stock was restricted under the terms of Mr. Bourg's employment agreement. Of these shares, 200,000 vested on August 13, 1999 when we entered into a stock purchase agreement with Sequoia Capital and its affiliates. The remaining 600,000 shares fully vest upon an initial public offering, Mr. Bourg's termination with us, the sale of substantially all of our assets or the merger of us into another entity. In the absence of one of these events, the 600,000 shares will vest in equal amounts of 16,666.6 shares per month.

    Our stock option plan provides that in the event a third party acquires us through the purchase of all or substantially all of our assets, a merger or other business combination, unless the options are assumed by the acquiring company, the unexercised portion of outstanding options will vest and become immediately exercisable.

DIRECTOR AND OFFICER INDEMNIFICATION AND LIABILITY

    Our articles of incorporation limit the liability of directors and officers to the fullest extent currently permitted by the Washington Business Corporation Act or as it may be amended in the future. Consequently, subject to the WBCA, no director will be personally liable to us or our shareholders for monetary damages resulting from his conduct as our director, except liability for:

    - acts or omissions involving intentional misconduct or knowing violations of law;

    - unlawful distributions; or

    - transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

    Our articles of incorporation also provide that we shall indemnify any individual made a party to a proceeding because that individual is or was one of our directors or officers and shall advance or reimburse reasonable expenses incurred by such individual in advance of the final disposition of the proceeding to the fullest extent permitted by applicable law. Any repeal of or modification to our articles of incorporation may not adversely affect any right of any of our directors who is or was a director at the time of such repeal or modification. To the extent the provisions of our articles of incorporation provide for indemnification of directors for liabilities arising under the Securities Act, those provisions are, in the opinion of the Securities and Exchange Commission, against public policy as expressed in the Securities Act and are therefore unenforceable.

    Finally, we intend to purchase and maintain a liability insurance policy, pursuant to which our directors and officers will be indemnified against liability they may incur for serving in their capacities as our directors and officers. We believe that the limitation of liability provisions in our articles of incorporation and the liability insurance policy will facilitate our ability to continue to attract and retain qualified individuals to serve as our directors and officers.

                           RELATED-PARTY TRANSACTIONS

    In August 1999, we sold 9,624,148 shares of Series A Preferred Stock for an aggregate purchase price of $10 million. Purchasers of our Series A Preferred Stock were Sequoia Capital and its affiliates, who collectively hold more than 5% of our outstanding common stock on an as-converted basis, and of which one of our directors, Mark Stevens, is a managing director. Mr. Stevens was elected to our board of directors under the terms of the stock purchase agreement pursuant to which the investors purchased the Series A Preferred Stock.

    In November 1999, we sold 3,105,310 shares of Series B Preferred Stock for an aggregate purchase price of $25 million. One of the purchasers of our Series B Preferred Stock was MP3.com, Inc., which holds 1,242,124 shares of common stock on an as-converted basis, and of which one of our directors, Mark Stevens, is a director.

    In March 2000, we sold 2,703,755 shares of Series C Preferred Stock for an aggregate purchase price of $53 million. Purchasers of our Series C Preferred Stock included InfoSpace, which purchased 254,543 shares, and Internet Ventures LLC, which purchased 152,726 shares. Mr. Jain, one of our directors, is the chief executive officer and a director of InfoSpace and is a member of Internet Ventures.

    Upon the closing of this offering, each outstanding share of preferred stock will convert into one share of common stock. In connection with the sale of the preferred stock, the investors were granted registration rights, and we may therefore become obligated to effect registrations under the Securities Act of shares of common stock held by these investors upon the conversion of their preferred stock.

    In June 1999, we entered into a master equipment lease agreement with Partners Capital Group which was guaranteed by Home Mortgage USA, a company wholly owned by Robert McCausland, our president and chief executive officer. No consideration was given by us in exchange for this guarantee.

    In addition, in November 1998 we entered into a master equipment lease agreement with Ascend Credit Corporation on which Home Mortgage USA served as our co-lessee, and in each of May and August 1999 we entered into purchase and sale leaseback agreements with Ascend on which Home Mortgage USA served as our co-seller. No consideration was given by us in exchange for the agreement of Home Mortgage USA to serve as co-lessee.

    During 1999, Home Mortgage USA paid expenses on our behalf including rent, office supplies and utilities. These expenses totalled $205,000.

    In November 1999, we entered into an advertising, promotion and marketing agreement with MP3.com, Inc. Under the agreement, we will purchase from MP3.com advertising, promotion and marketing services in the amount of $4,000,000.

    In November 1999, we entered into an internet content agreement with InfoSpace whereby we license from InfoSpace content for placement on our website. In March 2000, we entered into an agreement with InfoSpace whereby we provide certain private label services to InfoSpace. In addition, in March 2000, we entered into a phone site service agreement with InfoSpace whereby we agreed to jointly offer our services on wireless devices. InfoSpace currently holds 254,432 shares of our common stock on an as-converted basis and Mr. Jain, one of our directors, is the chief executive officer and a director of InfoSpace.

    All transactions between us and our officers, directors and principal shareholders and their affiliates were subject to approval by a majority of our independent directors and we believe were on terms no less favorable to us than we could obtain from unaffiliated third parties. Our board has adopted a policy that all such future transactions will be subject to similar criteria.

    We granted options to purchase shares of common stock to the following officers and directors on the date, for the number of shares and with an exercise price indicated opposite each person's name:

                                                       EFFECTIVE     NUMBER OF SHARES
NAME                                                   GRANT DATE   UNDERLYING OPTIONS   EXERCISE PRICE
----                                                   ----------   ------------------   --------------
Ned Menninger........................................   10/11/99           360,000            $1.00
Steve Bourg..........................................   04/01/99           254,540             0.50
Rod Hamlin...........................................   11/22/99           360,000             1.00
                                                        03/24/00           240,000             5.00
Robert Pack..........................................   10/11/99           600,000             1.00
Laura Stutsman.......................................   10/25/99           250,000             1.00
                                                        03/24/00           150,000             5.00
Mark Stevens.........................................   08/12/99           160,000             0.50
Ron Erickson.........................................   12/03/99           160,000             1.00
William Owens........................................   03/24/00           160,000             5.00

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 26, 2000, and as adjusted to reflect the sale of the common stock offered hereby, by:

    - each shareholder known by us to own beneficially more than 5% of our outstanding common stock;

    - each of our directors;

    - each of our named executive officers; and

    - all current executive officers and directors as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. For purposes of calculating the number of shares beneficially owned by a shareholder and the percentage ownership of that shareholder, shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 26, 2000 by that shareholder are deemed outstanding. These options are listed below under the heading "Number of Shares Underlying Options" and are not treated as outstanding for the purpose of computing the percentage ownership of any other shareholder. Percentage ownership is based on 42,522,213 shares of common stock outstanding on
March 26, 2000, assuming conversion of all currently outstanding shares of
preferred stock, and            shares outstanding upon completion of this
offering.

    Unless otherwise noted below, the address for each shareholder below is: c/o Freei Networks, Inc., 2505 South 320(th) Street, Federal Way, WA 98003. Unless otherwise noted, we believe that each of the shareholders has sole investment and voting power with respect to the common stock indicated, except to the extent shared by spouses under applicable law.

                                                                                  PERCENTAGE OF SHARES
                                                                       NUMBER          OUTSTANDING
                                                                     OF SHARES    ---------------------
                                                        NUMBER OF    UNDERLYING    BEFORE       AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                      SHARES      OPTIONS     OFFERING    OFFERING
------------------------------------                    ----------   ----------   ---------   ---------
Robert McCausland(1)..................................  22,800,000         --         53.6%          %
Entities affiliated with Sequoia Capital(2)...........   9,624,148         --         22.6
  c/o Sequoia Capital
  3000 Sand Hill Road, Suite 280
  Menlo Park, California 94025
Mark Stevens(3).......................................   9,624,148         --         22.6
Naveen Jain(4)........................................     407,269         --          1.0
William Owens.........................................          --         --           --
Ron Erickson..........................................          --         --           --
All executive officers and directors as a group
  (10 persons)(5).....................................  33,707,780     63,635         79.3%          %

--------------------------
*   Less than 1%

(1) Includes 800,000 shares of common stock subject to a pledge agreement for which Mr. McCausland retains voting and investment power.

(2) Includes 7,190,200 shares held by Sequoia Capital IX, 1,106,778 shares held by Sequoia Capital Angel Fund and 1,327,170 shares held by Sequoia Capital IX Principals Fund.

(3) Includes 7,190,200 shares held by Sequoia Capital IX, 1,106,778 shares held by Sequoi Capital Angel Fund and 1,327,170 shares held by Sequoia Capital IX Principals Fund, all of which are funds managed by Sequoia Capital.
    Mr. Stevens is a managing director of Sequoia Capital. Mr. Stevens directly or indirectly shares voting and investment power with respect to such shares but disclaims beneficial ownership.

(4) Represents 254,542.93 shares held by InfoSpace, of which Mr. Jain is the chief executive officer and a director, and 152,725.76 shares held by Internet Ventures LLC, of which Mr. Jain is a member. Mr. Jain disclaims beneficial ownership of the shares owned by InfoSpace.

(5) See footnotes 1 through 4 above. Includes 800,000 shares held by Steve Bourg directly, 63,635 shares that are issuable upon the exercise of an option held by Mr. Bourg and 76,362.88 shares held by Robert Pack.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Upon completion of this offering, we will be authorized to issue up to 400,000,000 shares of common stock, no par value, and 20,000,000 shares of preferred stock, no par value. The following is a summary of the material provisions of our common stock and preferred stock. We encourage you to read the provisions of our articles of incorporation and bylaws which are included as exhibits to the registration statement of which this prospectus is a part, and the applicable provisions of Washington law, before investing in the common stock.

COMMON STOCK

    As of March 26, 2000, assuming conversion of all currently outstanding shares of preferred stock, there were 42,522,213 shares of common stock outstanding that were held of record by 89 shareholders. After giving effect to
the sale of common stock offered in this offering, there will be       shares of
common stock outstanding, assuming no exercise of outstanding options. As of December 31, 1999, there were outstanding options to purchase a total of 4,171,560 shares of common stock.

    The holders of common stock are entitled to one vote per share on all matters to be voted on by the shareholders. Subject to preferences that may be granted to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably only those dividends our board of directors declares out of funds legally available for the payment of dividends as well as any other distributions to the shareholders.

    If we are liquidated, dissolved or wound-up, the holders of common stock are entitled to share pro rata all of our assets remaining after payment of our liabilities and liquidation preferences of any then-outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued in this offering will be fully paid and non-assessable.

PREFERRED STOCK

    Upon the closing of this offering, all outstanding shares of preferred stock will be converted into 15,433,213 shares of common stock. Thereafter, pursuant to our amended and restated articles of incorporation, our board of directors will have the authority, without further action by the shareholders, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the relative designations, powers, preferences and privileges of the preferred stock, any or all of which may be greater than the rights of the common stock. Our board of directors, without shareholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms that could delay or prevent a change in control of us or make removal of our management more difficult. Additionally, the issuance of preferred stock may decrease the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock. We have no present plans to issue any preferred stock.

REGISTRATION RIGHTS

CONVERTIBLE PREFERRED STOCK

    After this offering, the holders of 15,764,763 shares of common stock, including 331,550 shares issuable upon the exercise of an outstanding warrant, will be entitled to rights with respect to the registration of such shares under the Securities Act pursuant to an investor rights agreement among such holders and us dated August 12, 1999, as amended, and the warrant agreement. Under the terms of these agreements, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of the registration and to include their shares of common stock in the registration at our expense. Additionally, such holders are entitled to demand registration rights pursuant to which they may require us to file registration statements under the Securities Act at our expense with respect to their shares of common stock. All of these registration rights are subject to the right of the underwriters of an offering to limit the number of shares included in such registration. The holders of these registration rights have agreed to enter into lock-up agreements and to waive their registration rights until 180 days following the closing of this offering.

ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION, BYLAWS AND WASHINGTON LAW

    Our board of directors, without shareholder approval, has the authority under our articles of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control of us or make removal of our management more difficult. In addition, as of the closing of this offering, our board of directors will be divided into three classes. The directors in each class will serve for three-year terms, one class being elected each year by our shareholders, and directors can only be removed for cause. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of our company because it generally makes it more difficult for shareholders to replace a majority of the directors.

    Chapter 19 of the Washington Business Corporation Act generally prohibits a "target corporation" from engaging in certain significant business transactions with an "acquiring person," which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after the acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. Prohibited significant business transactions include, among other things:

    - a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

    - termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares; or

    - allowing the acquiring person to receive any disproportionate benefits as a shareholder.

    After the five-year period, a "significant business transaction" may occur as long as it complies with certain "fair price" provisions of the statute. A corporation may not "opt out" of this statute. This provision may have the effect of delaying, deterring or preventing a change in control of our company.

    Upon the completion of this offering, a member of our board of directors may be removed from the board only for an action by the director involving willful malfeasance having a material adverse effect on us, or if that director is convicted of a felony. A director may not, however, be removed from the board of directors if the director believed such action was not opposed to the best interests of our company or is entitled to be indemnified for such action by us under our articles of incorporation. As a result, our shareholders will not be able to remove a member of the board of directors without cause, except by taking action at a meeting of shareholders.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, L.L.C. The transfer agent's address is 520 Pike Street, Suite 1220, Seattle, Washington 98101, and its telephone number is
(206) 292-3795.

NATIONAL MARKET LISTING

    We intend to apply to list our common stock on The Nasdaq Stock Market's National Market under the symbol "FREI."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Future sales of substantial amounts of shares of our common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale, as described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price.

    Upon completion of this offering, we will have       shares (      shares if
the underwriters' over-allotment option is exercised in full) of common stock outstanding, including the 9,624,148 shares of common stock issuable upon the automatic conversion of our series A preferred stock, 3,105,310 shares of common stock issuable upon the automatic conversion of our series B preferred stock and 2,703,755 shares of common stock issuable upon the automatic conversion of our series C preferred stock, each upon the closing of this offering, and also assuming no exercise of options or warrants after March 26, 2000.

    The       shares (      shares if the underwriters' over-allotment option is
exercised in full) sold in this offering will be freely tradable in the public market without restriction under the Securities Act, unless such shares are held by our "affiliates," as that term is defined in Rule 144 under the Securities Act.

    The remaining             shares of common stock that will be outstanding
after this offering will be restricted shares because they were sold in private transactions in reliance on exemptions from registration under the Securities Act. Substantially all of these restricted securities are entitled to demand and piggy-back registration rights as described below.

    The following table shows the timing of when shares outstanding on March 26, 2000, assuming conversion of all currently outstanding shares of preferred stock, may be eligible for resale in the public market after effectiveness of this offering assuming no exercise of options or warrants after December 31, 1999, and excluding:

    - 4,171,560 shares of common stock that are reserved for issuance upon exercise of stock options outstanding as of December 31, 1999; and

    - 3,518,524 shares of common stock reserved for issuance upon exercise of warrants outstanding as of December 31, 1999.

       NUMBER OF SHARES                                     DATE
------------------------------  ------------------------------------------------------------
         .....................  - Closing of this offering

39,818,458....................  - After 180 days from the date of this prospectus, subject, in some cases, to limitations under Rule 144

2,290,886.....................  - At March 7, 2001, subject, in some cases, to limitations under Rule 144

412,869.......................  - At March 31, 2001, subject, in some cases, to limitations under Rule 144

S-8 REGISTRATION STATEMENTS

    As of December 31, 1999, there were a total of 4,171,560 shares of common stock subject to outstanding options under our stock option plan, none of which were vested. Within 90 days after effectiveness of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register shares of common stock issued or reserved for future issuance under our stock option plan and our employee stock purchase plan. After the effective dates of the registration statement on Form S-8, shares purchased upon the exercise of options granted pursuant to our stock option plan and employee stock purchase plan generally would be available for resale in the public market without restriction.

RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares (as that term is defined in Rule 144) for at least one year from the later of the date such shares were acquired from us or, if applicable, the date they were acquired from an affiliate would be entitled to sell in any three-month period up to the greater of:

    - 1% of the then-outstanding shares of common stock, or approximately shares immediately after this offering; and

    - the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

    Sales under Rule 144 are also subject to requirements concerning the manner of sale and notice requirements and to the availability of current public information about us.

RULE 701

    Subject to limitations on the aggregate offering price of a transaction, our employees, directors, officers, consultants or advisors who purchased shares from us in connection with a written stock or option plan before the effective date of this offering are entitled to rely on the resale provisions of Rule 701, subject to the lock-up agreements described above. In general, Rule 701 permits non-affiliates to sell their Rule 701 shares 90 days after the effectiveness of a registration statement relating to a company's initial public offering without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the holding period of Rule 144.

RULE 144(K)

    Under Rule 144(k), a person who has not been one of our affiliates during the preceding 90 days and who has beneficially owned the restricted shares for at least two years from the later of the date restricted securities were acquired from us or, if applicable, the date they were acquired from an affiliate of ours, is entitled to sell them without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

LOCK-UP AGREEMENTS

    All of our officers, directors and significant shareholders have agreed to enter into lock-up agreements providing that they will not offer, sell, contract to sell, grant any option to purchase, pledge or otherwise dispose of, or, in any manner, transfer all or a portion of the economic consequences associated with the ownership of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock beneficially owned by them during the 180-day period following the date of this prospectus without the prior written consent of Bear, Stearns & Co. Inc. Transfers may be made earlier:

    - as a bona fide gift or gifts, provided the donee or donees agree in writing to be bound by this restriction;

    - as a transfer to members of the transferor's immediate family or to trusts for the benefit of members of the transferor's immediate family, provided that the transferees agree in writing to be bound by the terms of this restriction; or

    - as a distribution to partners, shareholders or beneficiaries of the transferor, provided that the distributees agree in writing to be bound by the terms of this restriction.

    In addition, Mr. McCausland has been granted an exemption in his lock up agreement which provides that he will be permitted to pledge such number of shares as are necessary to secure the repayment of a $10 million loan from a financial institution in the event he desires to obtain such a loan. Bear, Stearns & Co. Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. When determining whether or not to release shares from the lock-up agreements, Bear, Stearns & Co. Inc. will consider, among other factors, the shareholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement among the underwriters and freeinternet.com, each of the underwriters named below, through their representatives Bear, Stearns & Co. Inc., Banc of America Securities LLC, Dain Rauscher Incorporated, Warburg Dillon Read LLC, and Pacific Crest Securities Inc., has severally agreed to purchase from freeinternet.com the aggregate number of shares of common stock set forth opposite its name below:

UNDERWRITER                                                   NUMBER OF SHARES
-----------                                                   ----------------
Bear, Stearns & Co. Inc.....................................
Banc of America Securities LLC..............................
Dain Rauscher Incorporated..................................
Warburg Dillon Read LLC.....................................
Pacific Crest Securities Inc................................

    The underwriting agreement provides that the obligations of the several underwriters are subject to approval of legal matters by counsel and to various other customary conditions, including the effectiveness of the registration statement of which this prospectus forms a part, the continuing accuracy of our representations to them, their receipt of an opinion of our counsel and a comfort letter from our accountants, the listing of the stock to be sold in this offering on the Nasdaq National Market and the absence of an occurrence that would have a material adverse effect on our business. The nature of the underwriters' obligations is such that they are committed to purchase and pay for all of the above shares of common stock, other than those shares covered by the over-allotment option described below, if any are purchased. The underwriting agreement also provides that we will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act, or will contribute to payments that the underwriters may be required to make in respect of such liabilities.

    The underwriters propose to offer the shares of common stock directly to the public at the "price to public" set forth on the cover page of this prospectus
and at such price less a concession not in excess of $           per share of
common stock to other dealers who are members of the National Association of Securities Dealers, Inc. The underwriters may allow, and such dealers may
reallow, concessions not in excess of $           per share of common stock to
other dealers. After the initial public offering, the offering price, concessions and other selling terms may be changed by the underwriters. The common stock is offered subject to receipt and acceptance by the underwriters and to other conditions, including the right to reject orders in whole or in part.

    We have granted a 30-day over-allotment option to the underwriters to
purchase up to an aggregate of       additional shares of our common stock
exercisable at the "price to public" less the "underwriting discounts and commissions," each as set forth on the cover page of this prospectus. If the underwriters exercise such option in whole or in part, then each of the underwriters will be severally committed, subject to various customary conditions, including those described above with respect to the initial purchase by the underwriters, to purchase the additional shares of common stock in proportion to their respective purchase commitments as indicated in the preceding table.

    The following table summarizes the compensation and expenses we will pay in connection with this offering, assuming an initial public offering price of $
      per share. The compensation we will pay to the underwriters will consist solely of the "underwriting discounts and commissions" as set forth on the cover page to this prospectus. The underwriters have not received and will not receive from us any other item of compensation or expense in connection with this offering considered by the National Association of Securities Dealers, Inc. to be underwriting compensation under its rules of fair practice.

The underwriting discount per share of common stock is   % of the initial public
offering price per share of common stock.

                                                     PER SHARE                           TOTAL
                                          -------------------------------   -------------------------------
                                             WITHOUT            WITH           WITHOUT            WITH
                                          OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                          --------------   --------------   --------------   --------------
Underwriting discounts and commissions
  paid by us............................
Expenses payable by us..................
Deemed compensation paid by us..........

    The principal components of the offering expenses payable by us will include the fees and expenses of our accountants and attorneys, the fees of our registrar and transfer agent, the cost of printing this prospectus, The Nasdaq Stock Market listing fees, and filing fees paid to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.

    The underwriters, at our request, have reserved for sale at the initial
public offering price up to       shares of common stock to be sold in this
offering to our employees. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not so purchased will be offered by the underwriters on the same basis as the other shares offered hereby.

    All of our directors, officers and significant shareholders have agreed to enter into lock-up agreements under which they will not dispose of their shares of our common stock for a period of 180 days from the date of this prospectus. See "Shares Eligible for Future Sale--Lock-up Agreements."

    In addition, we have agreed that for a period of 180 days after the date of this prospectus we will not, without the prior written consent of Bear, Stearns & Co. Inc., offer, sell or otherwise dispose of any shares of common stock except for the shares of common stock offered hereby and the shares of common stock issuable upon exercise of currently outstanding options and warrants.

    Prior to this offering, there has been no public market for our common stock. Consequently, the initial offering price for the common stock will be determined by negotiations between us and the underwriters and will not reflect the market price of the common stock following the offering. Among the factors to be considered in such negotiations are:

    - our results of operations in recent periods and the information in this prospectus and otherwise available to the underwriters;

    - estimates of our future prospects and the prospects of the industry in which we compete;

    - an assessment of our management;

    - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies;

    - the general state of the securities markets at the time of this offering; and

    - the prices of similar securities of generally comparable companies.

    We have applied to list our common stock on the Nasdaq National Market under the symbol "FREI." We cannot assure you, however, that an active or orderly trading market will develop for our common stock or that our common stock will trade in the public markets subsequent to this offering at or above the initial offering price. Please see "Risk Factors--There has been no prior public market for our common stock."

    In order to facilitate this offering, the representatives and others participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than we have sold to them. The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids in accordance with Regulation M under the Securities Exchange Act, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales thereof. The underwriters have not made any representation as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for Freei Networks, Inc. by Summit Law Group, PLLC, Seattle, Washington. Some members of Rainier Investors II, which owns 4,073 shares of our common stock, are affiliated with Summit Law Group, PLLC. Legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins, Costa Mesa, California.

                                    EXPERTS

    The financial statements as of December 31, 1998 and 1999 and for the period from July 1, 1998 (inception) through December 31, 1998 and for the year ended December 31, 1999 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE TO FIND ADDITIONAL DOCUMENTS

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement. Some information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any of our contracts or other documents, such references may not contain all of the information that is important to you, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy the registration statement, including exhibits and schedules filed with it, at the Securities and Exchange Commission's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Securities and Exchange Commission's public reference facilities by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as us, that file electronically with the Securities and Exchange Commission.

    Upon completion of this offering, we will become subject to the information and periodic reporting requirements under the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the Securities and Exchange Commission's public reference facilities and the website of the Securities and Exchange Commission referred to above.

                              FREEI NETWORKS, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                    PAGE
                                                              ----------------

Report of Independent Accountants...........................               F-2

Balance Sheets..............................................               F-3

Statements of Operations....................................               F-4

Statements of Shareholders' Equity (Deficit)................               F-5

Statements of Cash Flows....................................               F-6

Notes to Financial Statements...............................          F-7-F-18

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Freei Networks, Inc.

    The preferred stock split and the increases in the authorized capital stock described in paragraphs 2 and 4 of Note 13 to the financial statements have not been consummated at March 29, 2000. When they have been consummated, we will be in a position to furnish the following report.

        "In our opinion, the accompanying balance sheets and the related statements of operations, of shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Freei Networks, Inc. at December 31, 1998 and 1999 and the results of its operations and its cash flows for the period from July 1, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above."

PricewaterhouseCoopers LLP
Seattle, Washington
March 29, 2000

                              FREEI NETWORKS, INC.

                                 BALANCE SHEETS

                                                                 DECEMBER 31,         PRO FORMA
                                                              -------------------   DECEMBER 31,
                                                                1998       1999     1999 (NOTE 2)
                                                              --------   --------   -------------
                                                                                     (UNAUDITED)
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
                                             ASSETS
Current assets
  Cash and cash equivalents.................................   $ 333     $ 20,342
  Accounts receivable, net of allowances of $0 and $52......      --          358
  Prepaid expenses and other current assets.................      --        2,128
                                                               -----     --------
      Total current assets..................................     333       22,828
Restricted cash.............................................      --          100
Property and equipment, net.................................     585       27,307
Other assets................................................      --          194
                                                               -----     --------
      Total assets..........................................   $ 918     $ 50,429
                                                               =====     ========

               LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                                 SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities
  Accounts payable..........................................   $  38     $  2,663
  Accrued liabilities.......................................       7        1,833
  Obligations under capital leases..........................      74        6,461
  Note payable..............................................      --          306
  Payable to related party..................................     261          365
  Deferred revenue..........................................      --          551
                                                               -----     --------
      Total current liabilities.............................     380       12,179
Obligations under capital leases............................     259       19,943
Note payable................................................      --          194
                                                               -----     --------
      Total liabilities.....................................     639       32,316
                                                               -----     --------
Commitments and contingencies

Mandatorily redeemable Series A and B convertible preferred
  stock, no par value; 20,000,000 shares authorized; 0 and
  12,729,458 issued and outstanding actual, 0 issued and
  outstanding pro forma (unaudited).........................      --       33,892     $     --
                                                               -----     --------     --------
Shareholders' equity (deficit)
  Common stock, no par value; 400,000,000 shares authorized;
    24,000,000 and 26,879,000 shares issued and outstanding
    actual, 39,608,458 issued and outstanding pro forma
    (unaudited).............................................     551       11,086       44,978
  Deferred compensation.....................................      --       (7,848)      (7,848)
  Accumulated deficit.......................................    (272)     (19,017)     (19,017)
                                                               -----     --------     --------
      Total shareholders' equity (deficit)..................     279      (15,779)    $ 18,113
                                                               -----     --------     ========
      Total liabilities, mandatorily redeemable convertible
        preferred stock and shareholders' equity
        (deficit)...........................................   $ 918     $ 50,429
                                                               =====     ========

    The accompanying notes are integral part of these financial statements.

                              FREEI NETWORKS, INC.

                            STATEMENTS OF OPERATIONS

                                                               PERIOD FROM
                                                               JULY 1, 1998
                                                              (INCEPTION) TO    YEAR ENDED
                                                               DECEMBER 31,    DECEMBER 31,
                                                                   1998            1999
                                                              --------------   ------------
                                                                     (IN THOUSANDS,
                                                                   EXCEPT SHARE DATA)
Net revenues................................................      $   --         $    983
Cost of revenues............................................          78            8,692
                                                                  ------         --------
    Gross profit (loss).....................................         (78)          (7,709)
                                                                  ------         --------
Operating expenses
  Sales and marketing.......................................          52            8,175
  Product development.......................................          28              312
  General and administrative................................         115            1,362
  Stock-based compensation..................................          --              876
                                                                  ------         --------
Total operating expenses....................................         195           10,725
                                                                  ------         --------
    Loss from operations....................................        (273)         (18,434)
Interest income.............................................           1              156
Interest expense............................................          --             (429)
Other expense...............................................          --              (38)
                                                                  ------         --------
    Net loss................................................      $ (272)        $(18,745)
                                                                  ======         ========
Basic and diluted net loss per share........................      $(0.08)        $  (2.16)
                                                                  ======         ========
Shares used to calculate basic and diluted net loss per
  share.....................................................       3,279            8,696
                                                                  ======         ========
Pro forma net loss per share (unaudited)
  Basic and net diluted loss per share......................                     $  (0.62)
                                                                                 ========
  Shares used to calculate basic and diluted net loss per
    share...................................................                       30,477
                                                                                 ========

    The accompanying notes are integral part of these financial statements.

                              FREEI NETWORKS, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                  COMMON STOCK
                                              ---------------------     DEFERRED     ACCUMULATED
                                                SHARES      AMOUNT    COMPENSATION     DEFICIT      TOTAL
                                              ----------   --------   ------------   -----------   --------
                                                            (IN THOUSANDS, EXCEPT SHARE DATA)
Balance, July 1, 1998 (inception)...........          --   $    --       $    --       $     --    $     --
  Issuance of founders' shares..............  24,000,000       551                                      551
  Net loss..................................                                               (272)       (272)
                                              ----------   -------       -------       --------    --------
Balance, December 31, 1998..................  24,000,000       551            --           (272)        279
  Issuance of common stock and warrants.....   2,879,000     1,431                                    1,431
  Issuance of warrants as Series A preferred
    stock issue costs.......................                   272                                      272
  Warrant issued in conjunction with loan
    agreement...............................                   108                                      108
  Deferred compensation.....................                 8,724        (8,724)                        --
  Amortization of deferred compensation.....                                 876                        876
  Net loss..................................                                            (18,745)    (18,745)
                                              ----------   -------       -------       --------    --------
                                                                                       $(19,017)
Balance, December 31, 1999..................  26,879,000   $11,086       $(7,848)              $(15,779)
                                              ==========   =======       =======       ========    ========

    The accompanying notes are integral part of these financial statements.

                              FREEI NETWORKS, INC.

                            STATEMENTS OF CASH FLOWS

                                                               PERIOD FROM
                                                               JULY 1, 1998
                                                              (INCEPTION) TO    YEAR ENDED
                                                               DECEMBER 31,    DECEMBER 31,
                                                                   1998            1999
                                                              --------------   ------------
                                                                     (IN THOUSANDS,
                                                                   EXCEPT SHARE DATA)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................       $(272)        $(18,745)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities
      Depreciation and amortization.........................          26            1,857
      Non-cash interest expense for warrants................          --               18
      Stock-based compensation..............................          --              876
      Non-cash contribution from founding shareholder.......         152               --
      Changes in operating assets and liabilities
        Accounts receivable.................................          --             (358)
        Prepaid expenses and other current assets...........          --           (2,059)
        Accounts payable....................................          38            2,625
        Accrued liabilities and payable to related party....          56            1,930
        Deferred revenue....................................          --              551
        Other assets........................................          --             (194)
                                                                   -----         --------
            Net cash provided by (used in) operating
              activities....................................          --          (13,499)
                                                                   -----         --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment........................         (66)          (2,169)
  Restricted cash...........................................          --             (100)
                                                                   -----         --------
            Net cash used in investing activities...........         (66)          (2,269)
                                                                   -----         --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Contributions from founding shareholders..................         399               --
  Proceeds from issuance of common stock and warrants.......          --            1,431
  Proceeds from issuance of Series A preferred stock, net...          --            9,484
  Proceeds from issuance of Series B preferred stock, net...          --           24,680
  Principal payments on capital leases......................          --             (318)
  Proceeds from issuance of note payable....................          --              500
                                                                   -----         --------
            Net cash provided by financing activities.......         399           35,777
                                                                   -----         --------
Net increase in cash and cash equivalents...................         333           20,009
Cash and cash equivalents
  Beginning of period.......................................          --              333
                                                                   -----         --------
  End of period.............................................       $ 333         $ 20,342
                                                                   =====         ========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest......................................       $  --         $    429
                                                                   =====         ========
NON-CASH TRANSACTIONS
Property and equipment acquired under capital lease.........       $ 333         $ 26,389
                                                                   =====         ========
Value ascribed to common stock warrants issued in
  conjunction with the sale of Series A preferred stock.....       $  --         $    272
                                                                   =====         ========
Value ascribed to common stock warrants issued in
  conjunction with note payable.............................       $  --         $    108
                                                                   =====         ========

    The accompanying notes are integral part of these financial statements.

                              FREEI NETWORKS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS

    The Company is a leading provider of free internet access and online services. The Company's internet service offerings are designed to attract and retain subscribers, provide online advertisers with access to a large consumer audience and the ability to target its marketing efforts more effectively, and furnish strategic partners with a wide range of internet solutions. The Company began development of its service in July 1998, was incorporated in September 1998 and launched its service in December 1998. The Company currently provides internet access and online service to subscribers throughout the United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES

    The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

    CASH EQUIVALENTS

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of deposits in money market funds and certificates of deposit.

    CONCENTRATION OF RISK

    Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with financial institutions. At times, such balances with any one financial institution may be in excess of FDIC insurance limits. The Company's accounts receivable are derived primarily from revenue earned from customers located in the United States. The Company extends credit based upon an evaluation of the customer's financial condition and generally collateral is not required. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable. To date such losses have been within management's expectations.

    One customer comprised 17% of the accounts receivable balance at December 31, 1999. No customers comprised greater than 10% of revenues for the year ended December 31, 1999.

    SOURCES OF SUPPLIES

    The Company relies on third party networks, local telephone companies and other companies to provide data communications capacity. Although management believes that alternate telecommunications facilities could be found in a timely manner, any disruption of these services could have an adverse effect on the Company's financial position, results of operations and cash flows.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, notes payable and lease obligations are carried at historical cost, which approximates

                              FREEI NETWORKS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) their fair value because of the short-term maturity of these instruments or because interest rates approximate current market rates.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at historical cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years, or the shorter of the lease term or the estimated useful lives of the assets, if applicable.

    LONG-LIVED ASSETS

    When conditions warrant, the Company evaluates the recoverability of its long-lived assets based on expected undiscounted cash flows and recognizes impairment of the carrying value of long-lived assets, if any, based on the fair value of such assets.

    REVENUE RECOGNITION

    The Company's revenues have been derived primarily from the sale and delivery of short-term advertising and sponsorships and from referrals of users to sponsors' websites. These arrangements average one to three months.

    Banner advertising and sponsorship revenues are recognized ratably over the period in which the advertising or sponsorship is displayed, provided that no significant obligations for the Company remain and collection of the related receivable is probable. To the extent that minimum guaranteed number of impressions or click-throughs are not met, the Company defers recognition of the corresponding revenues until guaranteed impressions or click-throughs are achieved. Revenues from performance based arrangements, which include website referral arrangements, are recognized as the performance criteria are met.

    Revenues from the Company's share of proceeds from electronic commerce partners' sales are recognized upon notification by the electronic commerce partner. Revenues from electronic commerce were not significant in 1999.

    WEBSITE DEVELOPMENT COSTS

    Costs incurred in the development of core software for the Company's website infrastructure are capitalized in accordance with Statement of Position 98-1 "Accounting for the Costs of Software Developed or Obtained for Internal Use" and are amortized over the expected useful life of the developed software ranging from 1-3 years. Costs incurred in the development of content for the Company's website and maintenance costs are expensed as incurred.

    ADVERTISING EXPENSE

    Advertising costs are expensed the first time the advertising takes place. Advertising costs totaled $20,000 and $5.8 million for the period from July 1, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999, respectively. Advertising costs incurred for which the advertising had not yet taken place totaled $1.1 million at December 31, 1999, and are included in prepaid expenses.

                              FREEI NETWORKS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    STOCK-BASED COMPENSATION

    The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related interpretations, and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Issue 96-18.

    INCOME TAXES

    The Company accounts for income taxes under the liability method, which requires, among other things, that deferred income taxes be provided for temporary differences between the tax bases of the Company's assets and liabilities and their financial statement reported amounts. In addition, deferred tax assets are recorded for the future benefit of utilizing net operating losses and research and development credit carryforwards. A valuation allowance is provided against net deferred tax assets unless it is more likely than not that they will be realized.

    NET LOSS PER SHARE

    The Company computes net loss per share in accordance with SFAS No. 128, "Earnings per Share" and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss for the period by the weighted-average number of common shares outstanding during the period. Weighted-average shares exclude common shares subject to repurchase ("restricted shares"). Diluted net loss per share is computed by dividing the net loss for the period by the weighted-average number of common and potential common shares outstanding during the period, if dilutive. Potential common shares are composed of unvested restricted shares, incremental common shares issuable upon the exercise of stock options and warrants and, upon conversion, of Series A convertible preferred stock and Series B convertible preferred stock.

    The following table sets forth the computation of basic and diluted net loss per share for the period from July 1, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999:

                                                     PERIOD FROM
                                                     JULY 1, 1998       YEAR ENDED
                                                    (INCEPTION) TO     DECEMBER 31,
                                                  DECEMBER 31, 1998        1999
                                                  ------------------   ------------
                                                           (IN THOUSANDS,
                                                       EXCEPT PER SHARE DATA)
Numerator--net loss.............................       $   (272)         $(18,745)
                                                       ========          ========
Denominator
  Weighted-average common shares outstanding....         24,000            26,343
  Weighted-average unvested common shares
    subject to repurchase.......................        (20,721)          (17,647)
                                                       --------          --------
  Denominator for basic and diluted
    calculations................................          3,279             8,696
                                                       ========          ========
Basic and diluted net loss per share............       $  (0.08)         $  (2.16)
                                                       ========          ========

                              FREEI NETWORKS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Unvested restricted shares, preferred shares convertible into 12,729,458 shares of common stock, options to purchase 4,171,560 shares of common stock at an average exercise price of $0.78 per share and warrants to purchase 3,518,524 shares of common stock at an average exercise price of $0.52 per share, have not been included in the computation of diluted net loss per share for the year ended December 31, 1999, as their effect would have been anti-dilutive.

    PRO FORMA NET LOSS PER SHARE (UNAUDITED)

    Pro forma net loss per share for the year ended December 31, 1999 is computed by dividing the net loss by the weighted-average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's convertible preferred stock into shares of the Company's common stock and the removal of the right of repurchase on founders' stock effective upon the closing of the Company's initial public offering as if such conversion occurred on January 1, 1999 or at the date of original issuance, if later. The resulting pro forma adjustment includes an increase in weighted-average shares used to compute basic and diluted net loss per share of 21,781,000 for the year ended December 31, 1999.

    PRO FORMA SHAREHOLDERS' EQUITY (UNAUDITED)

    Effective upon the closing of the Company's planned initial public offering, the outstanding shares of Series A convertible preferred stock and Series B convertible preferred stock, will automatically convert into 9,624,148 and 3,105,310 shares, respectively, of common stock. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying pro forma shareholders' equity at December 31, 1999.

    COMPREHENSIVE INCOME/LOSS

    To date, the Company has not had any transactions that are required to be reported in comprehensive income/loss and net loss is the same as comprehensive loss for all periods presented.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date of SFAS
No. 133. SFAS No. 133 is effective for the Company's fiscal year ending December 31, 2001. The Company does not have derivative instruments, and therefore does not expect that the adoption of this statement will have any effect on the Company's results of operations, financial position or cash flows.

                              FREEI NETWORKS, INC.

3. BALANCE SHEET COMPONENTS

    PROPERTY AND EQUIPMENT

                                                                   DECEMBER
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
Network and computer equipment..............................    $523     $28,354
Furniture and fixtures......................................      48          60
Capitalized software........................................      40         631
Leasehold improvements......................................      --         124
                                                                ----     -------
                                                                 611      29,169
Accumulated depreciation and amortization...................     (26)     (1,862)
                                                                ----     -------
                                                                $585     $27,307
                                                                ====     =======

    Assets held under capital leases of $333,000 and $26.7 million are included in network and computer equipment at December 31, 1998 and 1999, respectively. Accumulated amortization on capital leases is $11,000 and $1.6 million at December 31, 1998 and 1999, respectively.

    PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid advertising.........................................  $   --   $1,117
Prepaid network access costs................................      --      600
Other.......................................................      --      411
                                                              ------   ------
                                                              $   --   $2,128
                                                              ======   ======

    ACCRUED LIABILITIES

Accrued network access costs................................  $   --   $  795
Accrued advertising.........................................      --      400
Other.......................................................       7      638
                                                              ------   ------
                                                              $    7   $1,833
                                                              ======   ======

4. RELATED-PARTY TRANSACTIONS

    In 1998, the Company issued a total of 23,200,000 shares of common stock to a founder in consideration for a cash contribution of $399,000 and payment of expenses of $152,000, and a further 800,000 shares of common stock to two other co-founders in consideration for intellectual property contributed to the Company, which was recorded at their book value of $0.

    During 1998 and 1999 certain expenses of the Company were paid by a related company, wholly owned by the founder of the Company. These expenses included
1) expenses specifically incurred on behalf of the Company and 2) certain shared expenses for rent, office supplies and utilities which were allocated based on respective headcounts of the two companies. These expenses totaled $203,000 and $205,000 in 1998 and 1999, respectively. The Company believes that the allocated costs are indicative of the costs that would have been incurred by the Company as a stand-alone entity. Amounts not

                              FREEI NETWORKS, INC.

4. RELATED-PARTY TRANSACTIONS (CONTINUED) reimbursed by the Company or contributed as capital by the founder are recorded in amounts payable to related party at December 31, 1998 and 1999.

    In 1998, the Company also acquired property and equipment with a net book value of $212,000 from the related company. This amount was included in the amounts payable to the related party at December 31, 1998 and 1999.

    The related company served as a co-lessee on an equipment capital lease agreement, under which purchases of $6.8 million were made in 1999. In
April 1999 the related company also guaranteed equipment capital leases totaling $646,000.

5. BORROWINGS

    In June 1999, the Company entered into a loan and stock purchase warrant agreement with a lender providing for maximum borrowings of $2,000,000 until December 31, 1999. The original $500,000 loan provided under this agreement was contingent upon the Company ordering $8,000,000 in equipment from the lender; any additional loans were contingent upon the Company ordering additional equipment. No further advances have been made under this loan agreement. The loan bears interest at 11.75% per annum and is collateralized by substantially all of the Company's assets.

    The loan is repayable in 18 equal monthly payments ending on August 1, 2001. The principal and all accrued but unpaid interest will become immediately payable, on i) the effective date of the IPO or ii) the date of a change of control. The agreement with the lender includes various covenants which, among other things, require the Company to maintain insurance which covers the collateral. In connection with this loan, the Company issued to the lender a warrant to purchase 331,550 shares of common stock at $1.20645 per share (see
Note 9).

    Principal payments under the loan are due as follows:

YEARS ENDING DECEMBER 31,
-------------------------
2000........................................................  $306
2001........................................................   194
                                                              ----
                                                              $500
                                                              ====

6. INCOME TAXES

    The Company was originally incorporated as an S-Corporation and accordingly did not record any provision for income taxes. In March 1999 as a result of the sale of common stock to outside investors, the Company's status was changed to a C-Corporation. No provision for income taxes has been recorded since
March 1999, as the Company has incurred net losses from that date.

    At December 31, 1999, the Company had approximately $16.3 million of federal net operating loss carryforwards available to offset future taxable income, if any, which expire in varying amounts beginning in 2019. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50% as defined, over a three year period.

                              FREEI NETWORKS, INC.

6. INCOME TAXES (CONTINUED)
    As of December 31, 1999, the Company had gross deferred tax assets of approximately $6.1 million, related primarily to net operating loss carryforwards, stock-based compensation and certain allowances that are not currently deductible for tax purposes. Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets that a full valuation allowance is required.

7. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

    Convertible preferred stock at December 31, 1999 consists of the following:

                                        SHARES                          AMOUNT, NET OF
                               ------------------------   LIQUIDATION      ISSUANCE
SERIES                         DESIGNATED   OUTSTANDING     AMOUNT          COSTS
------                         ----------   -----------   -----------   --------------
                                                                 (IN THOUSANDS)
A............................   9,624,148    9,624,148      $10,000        $ 9,212
B............................   3,105,310    3,105,310       25,000         24,680
                               ----------   ----------      -------        -------
                               12,729,458   12,729,458      $35,000        $33,892
                               ==========   ==========      =======        =======

    The holders of the convertible preferred stock have various rights and preferences as follows:

    VOTING

    Each share of Series A and B convertible preferred stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as one class with the common stock.

    As long as at least 1,000,000 shares of convertible preferred stock remain outstanding, the Company must obtain approval from a majority of the holders of convertible preferred stock in order to alter the articles of incorporation as related to the rights, preferences or privileges of the convertible preferred stock. As long as any shares of convertible preferred stock remain outstanding, the Company must obtain approval from a majority of the holders of convertible preferred stock in order to change the authorized number of shares of convertible preferred stock, change the authorized number of Directors, authorize a dividend for any class or series other than convertible preferred stock, create a new class of stock or effect a merger, consolidation or sale of assets where the existing stockholders retain less than 50% of the voting stock of the surviving entity.

    DIVIDENDS

    Holders of Series A and B convertible preferred stock are entitled to receive noncumulative dividends at the per annum rate of $0.083 and $0.614 per share, respectively, when and if declared by the Board of Directors. After the dividend preference of the preferred stock has been paid in full for a given calendar year, the preferred stock will participate pro rata with the common stock in the receipt of any additional dividends on an as-converted basis. No dividends on convertible preferred stock or common stock have been declared from inception through December 31, 1999.

                              FREEI NETWORKS, INC.

7. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)
    LIQUIDATION

    In the event of any liquidation, dissolution or winding up of the Company, including a merger, acquisition or sale of assets where the beneficial owners of the common stock and convertible preferred stock own less than 50% of the resulting voting power of the surviving entity, the holders of Series A and B convertible preferred stock are entitled to receive an amount of $1.03905 and $8.05073 per share, respectively, plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of common stock. Any remaining funds and assets of the Company legally available for distribution to shareholders will be distributed pro rata among the holders of the common stock. If the Company has insufficient assets to permit payment of the preference amount in full to all preferred shareholders, then the assets of the Company will be distributed ratably to the holders of the preferred stock in proportion to the preference amount each such holder would otherwise be entitled to receive.

    CONVERSION

    Each share of Series A and B convertible preferred stock is convertible, at the option of the holder, according to a conversion ratio which is subject to adjustment for dilution. In addition, each share of Series A and B convertible preferred stock automatically converts into the number of shares of common stock into which such shares are convertible, at the then effective conversion ratio, upon: (1) the closing of a public offering of common stock at a per share price of at least $10.00 per share for a total public offering price of not less than $20,000,000 or (2) the consent of the holders of the majority of convertible preferred stock.

    MANDATORY REDEMPTION

    The convertible preferred stock contains a provision which, in the event of a change in the control of the Company (as defined), could be construed to give the holders of the convertible preferred stock the right to receive a cash distribution equal to the liquidation preference on the convertible preferred stock. In accordance with the rules of the Securities and Exchange Commission the convertible preferred stock has not been included in shareholders' equity and is presented as mandatorily redeemable convertible preferred stock at December 31, 1999.

    At December 31, 1999, the Company has reserved 9,624,148 and 3,105,310 shares of common stock for the conversion of Series A and B convertible preferred stock, respectively.

8. COMMON STOCK

    During 1999, the Company entered into stock restriction agreements with the three founders of the Company. The stock restriction agreements give the Company the right to repurchase the founders' common shares at the original purchase price in the event that the founders' service with the Company terminates for any reason. The Company's repurchase right generally lapses as the founders' perform services over a four-year period. The right of repurchase on one-quarter of the shares was removed on the completion of the Series A preferred stock financing and will lapse on the remaining shares at the rate of 1/48 of the shares after each additional month of service thereafter. The right of repurchase lapses on the initial public offering of the Company or in the event of a change in control. At December 31, 1999, there were 16,000,000 common shares subject to repurchase.

                              FREEI NETWORKS, INC.

9. WARRANTS

    In March 1999, in connection with the sale of common stock to initial investors, the Company issued warrants to purchase 2,879,000 shares of the common stock at $0.50 per share. These warrants expire in March 2002. These warrants were considered an issue cost of the common stock. Warrants to purchase 210,000 shares of common stock were exercised in March 2000.

    In June 1999, the Company issued a warrant to purchase 331,550 shares of the common stock at an exercise price of $1.20645 per share to a lender in connection with the borrowings described in Note 6. The warrant expires in June 2004. The Company determined the fair value of the warrants to be $108,000 using the Black-Scholes option pricing model. The fair value of the warrants was recorded as loan issuance costs and is amortized as interest expense over the life of the borrowings.

    In connection with the sale of Series A convertible preferred stock in August 1999, the Company issued warrants to purchase 307,974 shares of common stock at an exercise price of $0.001 per share as a placement fee. These warrants expire through 2009. Using the Black-Scholes pricing model, the Company estimated the fair value of the warrants at the date of grant was $272,000 which was recorded as a stock issuance cost.

10. STOCK OPTIONS

    On April 12, 1999, the Company adopted the Stock Option Plan (the "Plan"). The Plan provides for the granting of stock options to employees, consultants and non-employee Directors of the Company. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to Company employees, consultants and non-employee Directors. The Company has reserved 8,421,128 shares of common stock for issuance under the Plan.

    Options under the Plan may be granted for periods of up to ten years. The exercise price of an ISO cannot be less than 100% of the estimated fair value of the common stock on the date of grant, and the exercise price of an ISO granted to a 10% shareholder cannot be less than 110% of the estimated fair value of the shares on the date of grant. To date, options granted generally vest over four years.

    The following table presents activity under the Plan:

                                                            OUTSTANDING OPTIONS
                                                           ----------------------
                                                                        WEIGHTED-
                                               SHARES                    AVERAGE
                                              AVAILABLE      NUMBER     EXERCISE
                                              FOR GRANT    OF SHARES      PRICE
                                             -----------   ----------   ---------
Shares reserved............................    8,421,128
Options granted............................   (4,225,560)   4,225,560     $0.78
Options forfeited..........................       54,000      (54,000)     0.96
                                             -----------   ----------
Balance, December 31, 1999.................    4,249,568    4,171,560      0.78
                                             ===========   ==========

    No options were exercisable at December 31, 1999.

                              FREEI NETWORKS, INC.

10. STOCK OPTIONS (CONTINUED)
                    OPTIONS OUTSTANDING AT DECEMBER 31, 1999

                                                                   WEIGHTED-AVERAGE
                                                                      REMAINING
EXERCISE PRICE                                NUMBER OUTSTANDING   CONTRACTUAL LIFE
--------------                                ------------------   ----------------
$0.50.......................................       2,047,560             9.37
$1.00.......................................       2,036,000             9.82
$2.00.......................................          88,000             9.98
                                                   ---------
                                                   4,171,560
                                                   ---------

    FAIR VALUE DISCLOSURES

    The weighted-average fair values of options granted during 1999 were as follows:

                                                          WEIGHTED-      WEIGHTED-
                                                           AVERAGE        AVERAGE
                                                        EXERCISE PRICE   FAIR VALUE
                                                        --------------   ----------
Exercise price equal to market value..................       $0.50         $ 0.27
Exercise price less than market value.................       $1.00         $ 3.98

    Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for the awards under a method prescribed by SFAS No. 123, the Company's net loss for 1999 would have increased by approximately $245,000.

    The Company calculated the fair value of each option grant using the Black-Scholes pricing model with the following assumptions:

                                                                1999
                                                              --------
Risk-free interest rates....................................    5.68%
Expected life...............................................  4 years
Expected dividends..........................................        0
Expected volatility.........................................      65%

    DEFERRED STOCK COMPENSATION

    In the year ended December 31, 1999, the Company recorded deferred stock compensation expense of approximately $8.7 million related to the issuance of stock options at prices subsequently determined to be below fair market value. These charges are being amortized over a period of four years from the date of option issuance using the method specified in FASB Interpretation No. 28. Amortization of $876,000 has been recognized as stock compensation expense in the year ended December 31, 1999.

11. EMPLOYEE BENEFITS PLANS

    The Company sponsors a 401(k) defined contribution plan covering all employees. Contributions made by the Company are determined annually by the Board of Directors. The Company matches contributions on a discretionary basis provided that matching contributions must apply uniformly to all

                              FREEI NETWORKS, INC.

11. EMPLOYEE BENEFITS PLANS (CONTINUED)
plan participants. Company matching contributions to the Plan in the year ended December 31, 1999 totaled $9,000.

12. COMMITMENTS

    The Company leases office space and equipment under noncancelable operating and capital leases with various expiration dates through 2003.
Telecommunications services are provided pursuant to cancellable short-term agreements.

    The terms of the facility lease, entered into subsequent to December 31, 1999, provide for rental payments on a graduated scale. The facility lease expires in December 2002. The Company will recognize rent expense on a straight-line basis over the lease period.

    During the periods ended December 31, 1998 and 1999, the Company entered into certain noncancelable lease obligations for network and computer equipment. These capital leases are collateralized by the Company's assets. The future minimum lease payments are discounted using an interest rate of 10.0% over the 36 to 42 month lease terms.

    Future minimum lease obligations as of December 31, 1999 are as follows:

                                                           CAPITAL    OPERATING
YEARS ENDING DECEMBER 31,                                   LEASES     LEASES
-------------------------                                  --------   ---------
                                                              (IN THOUSANDS)
2000.....................................................  $ 9,212     $ 6,360
2001.....................................................   10,958       7,078
2002.....................................................    9,604       3,150
2003.....................................................    1,746          --
                                                           -------     -------
Total minimum lease payments.............................   31,520     $16,588
                                                                       =======
Less: Amount representing interest.......................    5,116
                                                           -------
Present value of obligations under capital leases........   26,404
Less: Current portion....................................    6,461
                                                           -------
Non-current portion of obligations under capital
  leases.................................................  $19,943
                                                           =======

    Rental expense including telecommunications services amounts for the period from July 1, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999 was $27,000 and $5.7 million, respectively.

    In November 1999, the Company entered into an agreement to purchase advertising, promotion and marketing services for $4.0 million from a Company which is also a preferred stock shareholder. The agreement is for a one-year period ending in December 2000.

13. SUBSEQUENT EVENTS

    STOCK SPLITS

    In January 2000, the Company authorized a 2 for 1 common stock split. All share and per share amounts for common stock have been retroactively restated to give effect to this common stock split.

                              FREEI NETWORKS, INC.

13. SUBSEQUENT EVENTS (CONTINUED)
    In March 2000, the Company authorized, subject to shareholder approval, a 2 for 1 preferred stock split. All share and per share amounts have been retroactively restated to give effect to this preferred stock split.

    AMENDMENTS TO CERTIFICATE OF INCORPORATION

    In January 2000, the Company approved an amendment to the Company's Articles of Incorporation to provide for an increase in the authorized capital stock to 200,000,000 shares of common stock.

    In March 2000, the Company approved an amendment, subject to shareholder approval, to the Company's Articles of Incorporation to provide for an increase in the authorized capital stock to 400,000,000 shares of common stock and 20,000,000 shares of preferred stock.

    SALE OF SERIES C CONVERTIBLE PREFERRED STOCK (UNAUDITED)

    In March 2000, the Company issued 2,703,755 shares of Series C convertible preferred stock ("Series C preferred") at a price of $19.69 per share for aggregate net proceeds of $53.1 million. All holders of Series C convertible preferred have voting, dividend and liquidation preferences substantially the same as holders of convertible preferred stocks Series A and Series B convertible preferred stock. The Series C convertible preferred stock is convertible into 2,703,755 shares of common stock.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and The Nasdaq National Market listing fee.

Securities and Exchange Commission Registration Fee.........  $   45,540
NASD Filing Fee.............................................      20,000
Nasdaq National Market Filing Fee...........................      90,000
Printing Costs..............................................     200,000
Legal Fees and Expenses.....................................     375,000
Accounting Fees and Expenses................................     250,000
Directors' and Officers' Insurance Policy Premium...........     500,000
Blue Sky Fees and Expenses..................................       5,000
Transfer Agent and Registrar Fees...........................       5,000
Miscellaneous...............................................      59,460
                                                              ----------
      Total.................................................  $1,550,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a corporation to indemnify its directors, officers, employees and agents against certain liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), provided they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. The registrant's Articles of Incorporation (Exhibit 3.1 hereto) and Bylaws (Exhibit 3.2 hereto) require the registrant to indemnify its officers and directors to the fullest extent permitted by Washington law.

    Section 23B.08.320 of the WBCA authorizes a corporation to limit or eliminate a director's liability to the corporation or its shareholders for monetary damages for breaches of fiduciary duties, other than for (1) acts or omissions that involve intentional misconduct or a knowing violation of law,
(2) unlawful distributions to shareholders, or (3) transactions from which a director derives an improper personal benefit. The registrant's Amended and Restated Articles of Incorporation (Exhibit 3.1 hereto) contain provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

    The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification between the underwriters and the registrant from and against certain liabilities arising in connection with the offering which is the subject of this registration statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    The following is a description of all securities that the registrant has sold within the past three years without registering the securities under the Securities Act:

    Effective as of September 22, 1998, the registrant issued an aggregate of 24,000,000 shares of its common stock to three of its employees in exchange for $551,000 in cash, intellectual property rights and payment of company expenses. These issuances were exempt from registration pursuant to Section 4(2) of the Securities Act.

    On March 9, 1999 the registrant sold and aggregate of 2,879,999 shares of its common stock at a price of $1.00 per share, and issued warrants to purchase 2,879,000 shares of its common stock at an exercise price of $0.50 per share to 22 accredited investors in a private transaction for an aggregate offering price of approximately $2.80 million. This issuance was exempt from registration pursuant to Rule 506 of Regulation D under Section 4(2) of the Securities Act.

    On March 16, 1999, the registrant granted a warrant to an accredited investor to purchase up to 307,974 shares of its common stock at an exercise price $0.001 per share as payment of placement fees equal to $272,000. This issuance was exempt from registration pursuant to Section 4(2) of the Securities Act.

    On June 28, 1999, the registrant granted a warrant to an accredited investor to purchase up to 331,550 shares of its common stock at an exercise price of $1.20 per share as payment of loan issuance costs equal to $108,000. This issuance was exempt from registration pursuant to Section 4(2) of the Securities Act.

    On August 12, 1999, the registrant sold 9,624,148 shares of its Series A Convertible Preferred Stock at a price of $1.03905 per share to three accredited investors in a private transaction for an aggregate offering price of $10.0 million. This issuance was exempt from registration pursuant to Rule 506 of Regulation D under Section 4(2) of the Securities Act.

    On November 12, 1999, the registrant sold 3,105,310 shares of its Series B Convertible Preferred Stock at a price of $8.05073 per share to four accredited investors in a private transaction for an aggregate offering price of $25.0 million. This issuance was exempt from registration pursuant to Rule 506 of Regulation D under Section 4(2) of the Securities Act.

    On March 7 and March 31, 2000, the registrant sold an aggregate of 2,703,755 shares of its Series C Convertible Preferred Stock at a price of $19.643052 per share to 49 accredited investors in a private transaction for an aggregate offering price of approximately $53.1 million. This issuance was exempt from registration pursuant to Rule 506 of Regulation D under Section 4(2) of the Securities Act.

    From April 1, 1999 to March 26, 2000, the registrant granted options to purchase up to 5,274,862 shares of the registrant's common stock under the registrant's stock option plan at a weighted average exercise price of $1.32 per share. These grants were exempt from registration pursuant to Rule 701 under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.


NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
  1.1*                  Form of Underwriting Agreement.

  3.1#                  Articles of Incorporation and all amendments thereto.

  3.1(a)*               Form of Amended and Restated Articles of Incorporation.

  3.2#                  Bylaws.

  4.1                   See Exhibits 3.1, 3.2, 10.9, 10.9(a) and 10.9(b) for
                        provisions defining the rights of the holders of common stock.

  5.1* Opinion of Summit Law Group, PLLC regarding legality of shares.

 10.1#                  Stock Option Plan.

 10.2#                  Employee Stock Purchase Plan.

 10.3#                  401(k) Plan.

NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
 10.4#                  Employment Agreement with Robert McCausland dated November
                        11, 1999.

 10.5#                  Employment Agreement with Steve Bourg dated November 11,
                        1999.

 10.6+#                 Advertising, Promotion and Marketing Agreement with MP3.com,
                        Inc. dated November 12, 1999.

 10.7#                  Freei Networks, Inc. Series A Preferred Stock Purchase
                        Agreement dated as of August 12, 1999.

 10.8#                  Freei Networks, Inc. Series B Stock Purchase Agreement dated as of November 12, 1999.

 10.9#                  Investor Rights Agreement dated August 12, 1999.

 10.9(a)#               Amendment No. 1 to Investor Rights Agreement dated
                        November 12, 1999.

 10.9(b)*               Second Amendment to Investor Rights Agreement dated March 7,
                        2000.

 10.10#                 Freei Networks, Inc. Series C Stock Purchase Agreement dated as of March 7, 2000 and March 31, 2000.

 10.11+#                Internet Content (World Wide Web Site) Distribution
                        Agreement dated as of November 24, 1999, by and between InfoSpace.com, Inc. and Freei Networks, Inc.

 10.12#                 Commercial Lease dated November 15, 1999, made between Inter
                        Co-op USA No. III and Freei Networks, Inc.

 10.13#                 Office Building Lease between All Service West Campus &
                        Washington General Partnership and Washington Mortgage Svcs.
                        Inc. dated January 18, 1997.

 10.14##                Lease Agreement dated as of January 21, 2000, by and between
                        Primestar Investment Corp. and Freei Networks, Inc.

 10.15+#                Customer Agreement for WholeSale and Virtual ISP Integrated
                        Solutions Dial-Up Internet Access Services dated
                        December 23, 1999, by and between Cable & Wireless USA, Inc.
                        and Freei Networks, Inc.

 10.16+###              Master Services Agreement dated as of September 30, 1999, by and between SplitRock Services Inc. and Freei Networks, Inc.

 10.17+##               Dial Access Agreement dated October 18, 1999, as amended, by and between PSINet, Inc. and Freei Networks, Inc.

 10.18+##               United States Internet Content (Worldwide Web Site)
                        Distribution Agreement dated March 30, 2000, by and between
                        InfoSpace.com, Inc. and Freei Networks, Inc.

 10.19+#                Phone Site Service Agreement dated as of March 30, 2000, by and between InfoSpace.com, Inc. and Freei Networks, Inc.

 10.20+##               License Agreement dated as of March 31, 2000 by and between
                        Freei.net Sdn. Bhd. and Freei Networks, Inc.

 23.1##                 Consent of PricewaterhouseCoopers LLP, Independent
                        Accountants.

 23.2                   Consent of Summit Law Group, PLLC (contained in the opinion filed as Exhibit 5.1 hereto).

 24.1                   Power of Attorney (See Page II-4).

 27.1#                  Financial Data Schedule.


------------------------

*     To be filed by amendment.

+     Confidential treatment requested.


#     Previously filed.

##   Filed herewith.



###  Replaces previously filed exhibit.


(b) Financial Statement Schedules.

    All schedules are omitted because they are inapplicable or the requested information is shown in the financial statements of the registrant or related notes thereto.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Federal Way, State of Washington, on the 7th day of April, 2000.


                                                       FREEI NETWORKS, INC.

                                                       BY:            /S/ ROBERT MCCAUSLAND
                                                            -----------------------------------------
                                                                        Robert McCausland,
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated below on the 7th day of April, 2000.


                      SIGNATURE                                            TITLE
                      ---------                                            -----
                /s/ ROBERT MCCAUSLAND                  Chairman of the Board, Chief Executive Officer
     -------------------------------------------         and President (Principal Executive Officer)
                  Robert McCausland
                          *                            Chief Financial Officer (Principal Financial
     -------------------------------------------         and Accounting Officer)
                    Ned Menninger

                          *                            Director
     -------------------------------------------
                   Ronald Erickson

                          *                            Director
     -------------------------------------------
                    Mark Stevens

                          *                            Director
     -------------------------------------------
                    William Owens

                          *                            Director
     -------------------------------------------
                     Naveen Jain


*By:                  /s/ ROBERT MCCAUSLAND
             --------------------------------------
                        Robert McCausland
                       AS ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
  1.1*                  Form of Underwriting Agreement.

  3.1#                  Articles of Incorporation and all amendments thereto.

  3.1(a)*               Form of Amended and Restated Articles of Incorporation.

  3.2#                  Bylaws.

  4.1                   See Exhibits 3.1, 3.2, 10.9, 10.9(a) and 10.9(b) for
                        provisions defining the rights of the holders of common stock.

  5.1* Opinion of Summit Law Group, PLLC regarding legality of shares.

 10.1#                  Stock Option Plan.

 10.2#                  Employee Stock Purchase Plan.

 10.3#                  401(k) Plan.

 10.4#                  Employment Agreement with Robert McCausland dated November
                        11, 1999.

 10.5#                  Employment Agreement with Steve Bourg dated November 11,
                        1999.

 10.6+#                 Advertising, Promotion and Marketing Agreement with MP3.com,
                        Inc. dated November 12, 1999.

 10.7#                  Freei Networks, Inc. Series A Preferred Stock Purchase
                        Agreement dated as of August 12, 1999.

 10.8#                  Freei Networks, Inc. Series B Stock Purchase Agreement dated as of November 12, 1999.

 10.9#                  Investor Rights Agreement dated August 12, 1999.

 10.9(a)#               Amendment No. 1 to Investor Rights Agreement dated
                        November 12, 1999.

 10.9(b)*               Second Amendment to Investor Rights Agreement dated March 7,
                        2000.

 10.10#                 Freei Networks, Inc. Series C Stock Purchase Agreement dated as of March 7, 2000 and March 31, 2000.

 10.11+#                Internet Content (World Wide Web Site) Distribution
                        Agreement dated as of November 24, 1999, by and between InfoSpace.com, Inc. and Freei Networks, Inc.

 10.12#                 Commercial Lease dated November 15, 1999, made between Inter
                        Co-op USA No. III and Freei Networks, Inc.

 10.13#                 Office Building Lease between All Service West Campus &
                        Washington General Partnership and Washington Mortgage Svcs.
                        Inc. dated January 18, 1997.

 10.14##                Lease Agreement dated as of January 21, 2000, by and between
                        Primestar Investment Corp. and Freei Networks, Inc.

 10.15+#                Customer Agreement for WholeSale and Virtual ISP Integrated
                        Solutions Dial-Up Internet Access Services dated
                        December 23, 1999, by and between Cable & Wireless USA, Inc.
                        and Freei Networks, Inc.

 10.16+###              Master Services Agreement dated as of September 30, 1999, by and between SplitRock Services Inc. and Freei Networks, Inc.

 10.17+##               Dial Access Agreement dated October 18, 1999, as amended, by and between PSINet, Inc. and Freei Networks, Inc.

 10.18+##               United States Internet Content (Worldwide Web Site)
                        Distribution Agreement dated March 30, 2000, by and between
                        InfoSpace.com, Inc. and Freei Networks, Inc.

NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
 10.19+#                Phone Site Service Agreement dated as of March 30, 2000, by and between InfoSpace.com, Inc. and Freei Networks, Inc.

 10.20+##               License Agreement dated as of March 31, 2000 by and between
                        Freei.net Sdn. Bhd. and Freei Networks, Inc.

 23.1##                 Consent of PricewaterhouseCoopers LLP, Independent
                        Accountants.

 23.2                   Consent of Summit Law Group, PLLC (contained in the opinion filed as Exhibit 5.1 hereto).

 24.1                   Power of Attorney (See Page II-4).

 27.1#                  Financial Data Schedule.


------------------------

*     To be filed by amendment.

+     Confidential treatment requested.


#     Previously filed.



##   Filed herewith.



###  Replaces previously filed exhibit.